Exhibit (a)(1)(i)

Offering Memorandum

American Greetings Corporation

Exchange Offer for all Outstanding

7.00% Convertible Subordinated Notes due July 15, 2006

(CUSIP Nos. 026375AH8 and 026375AJ4)

The Exchange Offer will expire at 5:00 p.m., New York City time, on May 12, 2006 unless extended or earlier terminated by us (the “Expiration Date”).

Terms of the Exchange Offer

We are offering to exchange new 7.00% Convertible Subordinated Notes due July 15, 2006 (“New Notes”) for all of our currently outstanding 7.00% Convertible Subordinated Notes due July 15, 2006 (“Old Notes”).

The terms of the New Notes will be identical in all material respects to the terms of the Old Notes, except that the New Notes will include a net share settlement feature that will require us upon conversion to pay cash up to the principal amount of the New Notes and pay any conversion consideration in excess of the principal amount in our Class A common shares. The Old Notes require us to settle all conversions in Class A common shares only. The New Notes will have the same financial terms and covenants as the Old Notes.

Subject to the satisfaction or waiver of specified conditions described in this offering memorandum and the related Letter of Transmittal (which together constitute, and we refer to herein as, the “Exchange Offer”), we will exchange the New Notes for all Old Notes that are validly tendered and not withdrawn by you at any time prior to the Expiration Date as described in this offering memorandum. If the Exchange Offer is consummated, holders who tender their Old Notes and do not withdraw them prior to the consummation will receive an exchange fee in cash in an amount equal to $3.75 per $1,000 of principal amount of the Old Notes that they tender. Each $1,000 of Old Notes tendered will be exchanged for $1,000 principal amount of New Notes. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date of the Exchange Offer.

Any outstanding Old Notes not validly tendered will not contain the additional terms of the New Notes and such holders of the Old Notes not validly tendered will not receive an exchange fee.

The New Notes will be freely transferable by any person that is not our affiliate and not subject to any transfer restrictions. Similarly, all of our Class A common shares issuable upon conversion of the New Notes will be freely transferable and not subject to any transfer restrictions.

The New Notes will not be listed on any securities exchange or included in any automatic quotation system.

We will not receive any proceeds for the exchange. We reserve the right to extend or amend the Exchange Offer in our sole discretion. We may terminate the Exchange Offer if any of the conditions listed in “The Exchange Offer—Conditions” occur, or the occurrence thereof has not been waived by us in our sole discretion. The Exchange Offer is open to all holders of Old Notes and, as more fully explained in this offering memorandum, is subject to customary conditions.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS OFFERING MEMORANDUM BEFORE DECIDING TO TENDER YOUR OLD NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

The Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

The date of this offering memorandum is April 6, 2006

ABOUT THIS OFFERING MEMORANDUM

You should rely only on the information contained in this offering memorandum or to which we have referred you. We have not authorized anyone to provide you with information that is different or to make any representations about us or the transaction we discuss in this offering memorandum. If you receive information about these matters that is not included in this offering memorandum, you must not rely on that information. This offering memorandum does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole judgment, take such action as we may deem necessary to extend the Exchange Offer to holders in such jurisdiction. The information in this document may only be accurate on the date of this document.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or

i

any other person for soliciting tenders in the Exchange Offer. Regular employees of our company, who will not receive additional compensation therefor, may solicit tenders from holders. In addition neither our financial advisor nor any broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the New Notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor. We are not making any representation to any participant in this offering regarding the legality of this exchange under any investment or similar laws or regulations.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this offering memorandum, other than those contained in this offering memorandum (including the documents incorporated by reference into this offering memorandum). If given or made, such information or representations may not be relied upon as having been authorized by us.

This offering memorandum is submitted to holders for informational use solely in connection with their consideration of the Exchange Offer described in this offering memorandum. Its use for any other purpose is not authorized. The offering memorandum may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder to whom it is submitted.

In making an investment decision, holders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this offering memorandum is correct as of the date hereof and neither the delivery of this offering memorandum nor the consummation of the Exchange Offer shall create the implication that the information contained herein is correct at any time after the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date. No representation is made to any holder regarding the legality of an investment in the New Notes under any applicable legal investment or similar laws or regulations. The contents of this offering memorandum are not to be construed as legal, business or tax advice. Holders should consult their own attorney, business advisor or tax advisor as to legal, business or tax advice with respect to the Exchange Offer.

All inquiries relating to this offering memorandum and the Exchange Offer should be directed to Global Bondholder Services Corporation, the information agent for the Exchange Offer, at the telephone number or the address listed on the back cover page of this offering memorandum. Questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Old Notes should be directed to Global Bondholder Services Corporation, the exchange agent, at the telephone number or the address listed on the back cover page of this offering memorandum. Requests for additional copies of this offering memorandum, any documents incorporated by reference into this offering memorandum or the enclosed Letter of Transmittal may be directed to either the information agent or the exchange agent at their respective telephone numbers and addresses listed on the back cover page of this offering memorandum.

WHERE YOU CAN FIND MORE INFORMATION

As required by law, we file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC (SEC file number: 1-13859). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this offering memorandum information that we have filed with the SEC, which means that we are disclosing important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this offering memorandum, except to the extent that the information is superseded by information in this offering memorandum or by information we later file with the SEC. Accordingly, we incorporate into this offering memorandum the following documents we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended February 28, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended May 30, 2005

•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended November 30, 2005;

•	Current Reports on Form 8-K filed on March 3, 2005, March 24, 2005, June 29, 2005, August 8, 2005, August 19, 2005, December 19, 2005, February 1, 2006, February 21, 2006 and April 6, 2006 (including information furnished under Item 2.02 thereof); and

•	the information contained under Item 1.01 of the Current Report on Form 8-K filed on April 15, 2005, Item 2.06 of the Current Report on Form 8-K filed on December 12, 2005, and Item 1.01 of the Current Report on Form 8-K filed on February 1, 2006.

We are also incorporating by reference the information contained in all other documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between the date of this offering memorandum and the earlier of the Expiration Date or termination of this Exchange Offer; provided, however, that we are not incorporating, in each case, any documents or information that has been furnished and not filed in accordance with SEC rules.

Any statement contained in this offering memorandum or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this offering memorandum to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this offering memorandum. Statements contained in this offering memorandum as to the contents of any contract or other document referred to in this offering memorandum do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

If you would like to receive a copy of any document incorporated by reference into this offering memorandum (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this offering memorandum), you should call or write to American Greetings Corporation, One American Road, Cleveland, Ohio 44144, Attention: Secretary (telephone (216) 252-7300). We will provide these documents, without charge, by first class mail.

Our Class A common shares are quoted on the New York Stock Exchange. Our reports, proxy statements and other information we file with the SEC can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This offering memorandum (including the information incorporated by reference) contains forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning our operations and business environment, which are difficult to predict and may be beyond our control. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect our future financial performance, include, but are not limited to, the following:

•	retail bankruptcies, consolidations and acquisitions, including the possibility of resulting adverse changes to retail contract terms;

•	a weak retail environment;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	competitive terms of sale offered to customers;

•	successful implementation of supply chain improvements and achievement of projected cost savings from those improvements;

•	increases in the cost of material, energy and other production costs;

•	our ability to comply with our debt covenants;

•	fluctuations in the value of currencies in major areas where we operate, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	escalation in the cost of providing employee health care;

•	our ability to execute share repurchase programs or the ability to achieve the desired accretive effect from such repurchases;

•	the timing and impact of any changes we may make to our capital structure;

•	successful integration of acquisitions; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products and the ability of the mobile division to compete effectively in the wireless content aggregation market.

The risks and uncertainties identified above are not the only risks we face. Additional risks and uncertainties not presently known to us or that we believe to be immaterial also may adversely affect us. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects our business, financial condition and results of operations. We assume no obligation or duty to update any of the forward-looking statements included in this offering memorandum except to the extent required by law.

SUMMARY TERM SHEET

The following are some of the questions you may have as a holder of the Old Notes and our answers to those questions. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information set forth in this offering memorandum and to which we refer you for more complete information about us and the Exchange Offer. Because the following is a summary, it may not contain all the information that may be important to you. You should read the entire offering memorandum, as well as the information incorporated by reference herein, before making a decision whether to participate in the Exchange Offer.

Q:	Who is making the Exchange Offer?

A:	American Greetings Corporation, the issuer of the Old Notes, is making the Exchange Offer. See “Summary Description of Our Business” for more information on our company.

Q:	Why are we making the Exchange Offer?

A:	The purpose of the Exchange Offer is to change certain terms of the Old Notes by completing the Exchange Offer and thereby have New Notes outstanding that will include a net share settlement feature that will require us upon conversion to pay cash up to the principal amount of the New Notes and pay any conversion consideration in excess of the principal amount in our Class A common shares. We believe that this net share settlement modification will enable us to facilitate, in the most economical manner, the conversion of the New Notes, which we believe will help us to improve our capital structure by limiting the additional amount of Class A common shares that will be issued upon conversion of the New Notes, thereby reducing the share dilution associated with conversion of the New Notes.

Q:	When will the Exchange Offer expire?

A:	The Exchange Offer will expire at 5:00 p.m. New York City time, on May 12, 2006, unless extended or earlier terminated by us. We may extend the Expiration Date for any reason in our sole discretion. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the scheduled expiration of the Exchange Offer. We may terminate the Exchange Offer if any of the conditions listed in “The Exchange Offer—Conditions” occurs, or the occurrence thereof has not been waived by us in our sole discretion.

Q:	What will you receive in the Exchange Offer if you tender your Old Notes and they are accepted?

A:	For each $1,000 principal amount of Old Notes that we accept in the exchange, you will, upon the terms and subject to the conditions set forth in this document and the related Letter of Transmittal, receive $1,000 principal amount of New Notes, which will be issued promptly after the Expiration Date. You will also receive, if the Exchange Offer is consummated and you do not withdraw your tender of Old Notes before the Expiration Date, an exchange fee in cash in an amount equal to $3.75 per $1,000 of principal amount of the Old Notes that you tender as soon as practicable after the consummation of the Exchange Offer. The exchange fee will be paid from available cash. Interest on the New Notes will accrue from January 15, 2006, the last date on which interest was paid on the Old Notes, and is payable on July 15, 2006. The New Notes will also mature on July 15, 2006, at which time your right to convert the New Notes will terminate. Because July 15, 2006 is a Saturday, payment of principal and interest on the New Notes, and, if you elect to convert the New Notes, your delivery of New Notes for conversion, need not be made on such day, but may be made on the next business day, July 17, 2006, with the same force and effect as if made on July 15, 2006.

Q:	If the Exchange Offer is consummated but you do not tender your Old Notes, how will your rights be affected?

A:	If you do not exchange your Old Notes in this Exchange Offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes. The trading market in the unexchanged Old Notes is likely to become more limited due to the reduction in the amount of Old Notes outstanding after the consummation of this Exchange Offer.

Q:	What amount of Old Notes are we seeking in the Exchange Offer?

A:	We are seeking to exchange all of the approximately $175,000,000 in aggregate principal amount of our outstanding Old Notes.

Q:	Does the success of the Exchange Offer depend on the participation of any minimum number of holders?

A:	No, the Exchange Offer is not conditioned upon the valid tender of any minimum aggregate principal amount of Old Notes.

Q:	Will we exchange all of the Old Notes validly tendered?

A:	Yes. All of the Old Notes validly tendered pursuant to the terms of the Exchange Offer will be accepted for exchange, upon the terms and subject to the conditions in this offering memorandum and the Letter of Transmittal.

Q:	What are the conditions to the completion of the Exchange Offer?

A:	The Exchange Offer is subject to a limited number of conditions, some of which we may waive in our sole discretion. Most significantly, we must not have terminated or withdrawn the Exchange Offer. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any tendered Old Notes. Prior to the Expiration Date, we reserve the right to terminate or withdraw the Exchange Offer if any of the conditions listed in “The Exchange Offer—Conditions” occur, or the occurrence thereof has not been waived by us in our sole discretion. We describe the conditions to the Exchange Offer in greater detail in the section titled “The Exchange Offer—Conditions.”

Q:	Who may participate in the Exchange Offer?

A:	All holders of the Old Notes may participate in the Exchange Offer.

Q:	Do you have to tender all of your Old Notes to participate in the Exchange Offer?

A:	No. You do not have to tender all of your Old Notes to participate in the Exchange Offer.

Q:	Will the New Notes have registration rights similar to the Old Notes?

A:	The New Notes do not need registration rights since they will be freely transferable and not subject to any transfer restrictions. All of the Old Notes are freely transferable, either because they have been resold pursuant to a resale shelf registration statement or because they have been held by non-affiliates of American Greetings for over two years and therefore are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act of 1933. Accordingly, all of the New Notes issued in this Exchange Offer will be freely transferable by any person that is not our affiliate and will be represented by a single unrestricted CUSIP number. Similarly, our Class A common shares issuable upon conversion of the New Notes will be freely transferable by any person that is not our affiliate and not subject to any transfer restrictions.

Q:	Will the New Notes be listed?

A:	We have not applied and do not intend to apply for listing or quotation of the New Notes on any securities exchange or included in any automatic quotation system.

Q:	What risks should you consider in deciding whether or not to tender your Old Notes?

A:	In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting American Greetings, the New Notes and our Class A common shares described in the section of this offering memorandum entitled “Risk Factors,” beginning on page 11, and the documents incorporated by reference into this offering memorandum.

Q:	How do you participate in the Exchange Offer?

A:	In order to exchange Old Notes, you must tender the Old Notes together with a properly completed Letter of Transmittal and the other agreements and documents described in the Letter of Transmittal, however, the Letter of Transmittal need not be completed if the Old Notes are being tendered by book-entry transfer to the account maintained by the exchange agent at The Depository Trust Company pursuant to the procedures set forth in “The Exchange Offer—Procedures for Tendering” and an “agent’s message” is delivered to the exchange agent as described in “The Exchange Offer—Procedures for Tendering—Letter of Transmittal.” If you own Old Notes that are held through a broker or other third party, or in “street name,” you will need to follow the instructions in the Letter of Transmittal on how to instruct them to tender the Old Notes on your behalf, as well as submit a Letter of Transmittal and the other agreements and documents described in this document. We describe the procedures for participating in the Exchange Offer in more detail in the section titled “The Exchange Offer—Procedures for Tendering.”

Q:	May you withdraw your tender of Old Notes?

A:	Yes. You may withdraw any tendered Old Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date of the Exchange Offer. However, if you withdraw your tender of the Old Notes prior to the Expiration Date, you will not receive the exchange fee.

Q:	What happens if your Old Notes are not accepted in the Exchange Offer?

A:	If we do not accept your Old Notes for exchange for any reason, the Old Notes tendered by book entry transfer into the account of Global Bondholder Services Corporation, our exchange agent, at The Depository Trust Company will be credited to your account at DTC.

Q:	If you decide to tender your Old Notes, will you have to pay any fees or commissions to us or the exchange agent?

A:	We will pay transfer taxes, if any, applicable to the transfer of Old Notes pursuant to the Exchange Offer. Additionally, we will pay all other expenses related to the Exchange Offer, except any commissions or concessions of any broker or dealer.

Q:	Will we receive any cash proceeds from the Exchange Offer?

A:	No. We will not receive any cash proceeds in connection with the issuance of the New Notes pursuant to the Exchange Offer. Old Notes that are validly tendered and exchanged pursuant to the Exchange Offer will be retired and canceled, so our issuance of New Notes will not result in any cash proceeds to us. See “Use of Proceeds.”

Q:	Has the board of directors or any committee of the board of directors adopted a position on the Exchange Offer?

A:	Our board of directors approved the making of the Exchange Offer. However, neither our board of directors nor any committee thereof makes any recommendation as to whether you should tender Old Notes and, if so, how many Old Notes to tender. We have not obtained any third-party determination that the Exchange Offer is fair to holders of the Old Notes. In making your decision, we urge you to carefully read this document and the other documents to which we refer you in their entirety, including the discussions of risks and uncertainties set forth in the section of this offering memorandum entitled “Risk Factors.”

Q:	What are the other benefits to us of the Exchange Offer?

A:	We expect there to be potential accounting benefits to us with New Notes relative to Old Notes including the following:

•	The reduction to share dilution associated with net share settlement upon conversion of the New Notes may result in higher reported earnings per share.

•	Prior to potential conversions of the New Notes, the method of computing diluted earnings per share for the New Notes, in accordance with EITF 90-19 would result in higher reported diluted earnings per share.

Q:	Who can you call with questions about how to tender your Old Notes?

A:	You should direct any questions regarding procedures for tendering Old Notes and requests for additional copies of this offering memorandum, the Letter of Transmittal or the documents incorporated by reference in this offering memorandum to Global Bondholder Services Corporation, our information agent. Its address and telephone number are listed on the back cover page of this offering memorandum. See “The Exchange Offer—Information Agent.”

Q:	Where should you send your Letter of Transmittal and other required documents?

A:	You should send your Letter of Transmittal and other required documents to our exchange agent. Its address and telephone number are listed on the back cover page of this offering memorandum. See “The Exchange Offer—Exchange Agent.”

Q:	When can your New Notes be converted?

A:	Similar to the Old Notes, you may convert the New Notes any time on or before the July 15, 2006 expiration date. However, because July 15, 2006 is a Saturday, if you elect to convert the New Notes, your delivery of New Notes for conversion need not be made on such day, but may be made on the next business day, July 17, 2006, with the same force and effect as if made on July 15, 2006. See “Description of the New Notes—Conversion Rights.”

SUMMARY DESCRIPTION OF OUR BUSINESS

This summary is not complete and does not contain all the information you should consider. You should read this entire offering memorandum carefully, including without limitation, the documents incorporated by reference in this offering memorandum and the section entitled “Risk Factors” beginning on page 11 and in such documents incorporated by reference. In this offering memorandum, unless the context requires otherwise “AG,” “American Greetings,” and “we,” “us” and “our” refer to American Greetings Corporation and its consolidated subsidiaries.

Our Company

Founded in 1906, we operate predominantly in a single industry: the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products. We manufacture and sell greeting cards, gift wrap, party goods, candles, stationery and giftware in North America, including the United States, Canada and Mexico, and throughout the world, primarily in the United Kingdom, Australia, New Zealand and South Africa. In addition, AG Interactive, Inc. (which is now wholly owned by us and was formerly known as AmericanGreetings.com, Inc.) markets e-mail greetings, personalized printable greeting cards and other social expression products through our Web sites www.americangreetings.com, www.bluemountain.com, and www.egreetings.com; co-branded Web sites and on-line services. In 2005, AG Interactive launched its AG Mobile unit, which specializes in the distribution of ringtones for cellular telephones, graphics, games, alerts and other social messaging products and applications to mobile devices. Our subsidiary, Learning Horizons, Inc. distributes supplemental educational products. Design licensing and character licensing are done primarily by our subsidiaries, A.G.C. Inc. and Those Characters From Cleveland, Inc., respectively. The Hatchery, LLC (50% of which is owned by us) also develops and produces original family and children’s entertainment for all media. Our A.G. Industries, Inc. subsidiary manufactures custom display fixtures for our products and products of others. As of February 28, 2006, we also owned and operated 503 card and gift shops throughout North America.

Presentation of Financial Information

Our fiscal year ends on February 28 or 29. References to a particular year refer to the fiscal year ending in February of that year. For example, 2005 refers to the year ended February 28, 2005. Historically, our AG Interactive subsidiary was consolidated on a two-month lag corresponding with its fiscal year-end of December 31. In fiscal 2006, AG Interactive changed its year end to coincide with our fiscal year end. Fiscal 2006 will include fourteen months of AG Interactive’s operations as a result of the change. We do not expect this change to materially impact fiscal 2006 consolidated results of operations.

Principal Executive Office

Our principal executive office is located at One American Road, Cleveland, Ohio 44144. Our telephone number is (216) 252-7300. Our web site address is www.corporate.americangreetings.com. Information on our web site does not constitute part of this offering memorandum.

Recent Developments

On April 6, 2006, we issued an earnings release announcing results for our fourth quarter and year ended February 28, 2006.

SUMMARY DESCRIPTION OF THE NOTES

The Old Notes

The Old Notes

On June 29, 2001, we sold $150,000,000, and on July 25, 2001 we sold $25,000,000 aggregate principal amount of our 7.00% Convertible Subordinated Notes due July 15, 2006 (the “Old Notes”), of which approximately $175,000,000 aggregate principal amount remains outstanding as of the date of this offering memorandum. The Old Notes were offered to qualified institutional buyers under Rule 144A. A registration statement on Form S-3 was filed with the SEC on August 28, 2001, to permit the resale from time to time of the Old Notes and any common shares issued upon conversion of the Old Notes. Under the Registration Rights Agreement dated June 29, 2001 by and between us, Goldman, Sachs & Co., NatCity Investments, Inc. and McDonald Investments Inc., we are no longer obligated to keep such registration statement effective.

The New Notes

Issuer	American Greetings Corporation, an Ohio corporation.

Securities Offered

Up to $175,000,000 aggregate principal amount of 7.00% Convertible Subordinated Notes due July 15, 2006 to be issued under a new indenture to be entered into with U.S. Bank, National Association, as indenture trustee, prior to the issuance of the New Notes.

Maturity	July 15, 2006.

Interest Rate

The New Notes will bear interest at the rate of 7.00% per year, payable in arrears on July 15, 2006. The New Notes will also mature on July 15, 2006, and, as a result, July 15, 2006 will be the only date on which interest is paid on the New Notes. Interest on the New Notes will accrue from January 15, 2006, the last interest payment date on which interest was paid on the Old Notes. Because July 15, 2006 is a Saturday, payment of principal and interest on the New Notes will be made on the next business day, July 17, 2006, with the same force and effect as if made on July 15, 2006.

Use of Proceeds	We will receive no cash proceeds in connection with the issuance of the New Notes pursuant to the Exchange Offer. See “Use of Proceeds.”

Conversion Rights

The New Notes are convertible at the option of the holder at any time before the close of business on July 15, 2006, into a combination of cash and our Class A common shares. Because July 15, 2006 is a Saturday, a holder of the New Notes may deliver for conversion the New Notes at any time on or before the close of business on the next business day, July 17, 2006, with the same force and effect as if made on July 15, 2006.

Repurchase at the Option of the Holders upon a Change of Control

If we experience a change in control as specified in the new indenture under which the New Notes will be issued, a holder of New Notes will have the right, subject to certain conditions and restrictions, to require us to repurchase, with cash or Class A common shares, some or all of the New Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the repurchase date. The repurchase price is payable in cash or, at our option and subject to the satisfaction of certain conditions, in Class A common shares. If we pay the repurchase price in Class A common shares, the shares will be valued at 95% of the average closing sales prices of the Class A common shares for the five trading days preceding and including the third trading day prior to the repurchase date. See “Description of New Notes—Repurchase at Option of Holders Upon a Change of Control.”

Subordination

The New Notes are subordinated to our senior indebtedness, as that term is defined in “Description of New Notes—Subordination.” The New Notes also are effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of February 28, 2006, we had outstanding senior indebtedness of approximately $300 million, and our subsidiaries had approximately $82 million of indebtedness and other liabilities outstanding (including trade payables). The new indenture under which the New Notes will be issued does not restrict the incurrence of senior indebtedness or any other indebtedness, by us or any of our subsidiaries. See “Description of New Notes—Subordination.”

No Transfer Restrictions

The New Notes will not be subject to transfer restrictions. The New Notes will be freely transferable by any person that is not our affiliate and represented by a single unrestricted CUSIP number. Similarly, our Class A common shares issuable upon conversion of the New Notes will be freely transferable by any person that is not our affiliate and not subject to any transfer restrictions.

Risk Factors

You should consider carefully all of the information set forth in this offering memorandum and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page 11 before deciding to tender your Old Notes.

U.S. Federal Income Tax Considerations

See “Certain Material United States Federal Income Tax Considerations” for a summary of the material United States federal income tax consequences or potential consequences that may result from the Exchange Offer.

Governing Law	The new indenture and the New Notes are governed by, and construed in accordance with, the laws of the State of New York.

Form of Notes

The New Notes will be issued in fully registered form. The New Notes will be represented by one or more global notes, deposited with a trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of the New Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedure.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association

Trading

The New Notes are not listed, and we do not plan to make application to list the New Notes, on any securities exchange or included in any automated quotation system. There is currently no established market for the New Notes, and we cannot assure you as to the development or liquidity of any market for the New Notes. Our Class A common shares are quoted on the New York Stock Exchange under the symbol “AM.”

Material Differences Between the Old Notes and New Notes

The only material difference between the Old Notes and New Notes is the nature of the consideration payable upon conversion. Upon conversion of the Old Notes, the holder would receive only shares of our Class A common shares and cash in lieu of fractional shares. Upon conversion of the New Notes, the holder will receive a combination of cash and Class A common shares, depending on the value of our Class A common shares during a ten-trading day period beginning the second trading day after the conversion date. For a more detailed description of the consideration payable upon conversion of the New Notes, see “Description of the New Notes—Conversion Rights—Payment.” Because the New Notes are subordinated to our senior indebtedness and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries, during circumstances when we are prohibited from making payments on account of principal of, premium, if any, or interest on the New Notes, you would not be permitted to receive any cash consideration payable on conversion of your New Notes. See “Description of the New Notes—Subordination.” Because holders of Old Notes are only entitled to receive our Class A common shares upon conversion of Old Notes (together with cash in lieu of any fraction of shares), which are junior securities, there are no such limitations on the rights of a holder of Old Notes to receive the consideration payable upon conversion.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary historical consolidated financial data for the years ended February 28, 2005, February 29, 2004 and February 28, 2003 and the nine-month periods ended November 30, 2005 and 2004 should be read in conjunction with this offering memorandum and our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended February 28, 2005,(1) and the Quarterly Report on Form 10-Q for the quarter ended November 30, 2005.(1) See “Where You Can Find Additional Information.” In the opinion of management, our unaudited interim consolidated financial data includes all adjustments considered necessary for a fair presentation of the financial information. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

	Fiscal Year Ended February 28 or 29			Nine Months Ended November 30
	2003	2004	2005	2004	2005
	(Dollars in thousands, except per share amounts)
Statement of Operations:(1)
Net sales	$1,923,483	$1,937,540	$1,883,367	$1,397,862	$1,376,425
Material, labor and other production costs	847,383	904,552	895,110	653,641	627,236
Selling, distribution and marketing	603,291	629,663	648,120	462,188	464,904
Administrative and general	233,134	217,381	249,984	184,210	178,452
Goodwill impairment	—	—	—	—	43,153
Interest	78,972	85,690	79,397	70,589	26,664
Other expense (income)—net	(25,458)	(58,267)	(96,069)	(52,178)	(39,862)

Income from continuing operations before income taxes	186,161	158,521	106,825	79,412	75,878
Income tax expense	74,327	61,862	37,328	31,042	36,383

Income from continuing operations	111,834	96,659	69,497	48,370	39,495
Income from discontinued operations, net of tax	9,272	8,011	25,782	25,539	3,087

Net income	$121,106	$104,670	$95,279	$73,909	$42,582

Earnings per share—basic:
Income from continuing operations	$1.71	$1.45	$1.01	$0.71	$0.59
Income from discontinued operations	0.14	0.12	0.38	0.37	0.05

Net income	$1.85	$1.57	$1.39	$1.08	$0.64

Earnings per share—assuming dilution:
Income from continuing operations	$1.51	$1.30	$0.94	$0.66	$0.56
Income from discontinued operations	0.12	0.10	0.31	0.31	0.04

Net income	$1.63	$1.40	$1.25	$0.97	$0.60

Weighted average number of shares outstanding (thousands)	65,637	66,509	68,545	68,391	67,041
Weighted average number of shares outstanding (thousands)—assuming dilution	78,981	80,088	82,017	81,875	80,386

	As of February 28 or 29			As of November 30
	2003	2004	2005	2004	2005
	(Dollars in thousands, except per share amounts)

Balance Sheet Data:(1)
Cash and cash equivalents	$208,259	$284,743	$247,799	$221,149	$75,805
Short-term investments	—	—	208,740	—	208,740
Working capital	564,030	782,181	804,234	820,953	782,639
Property, plant and equipment, net	375,033	353,287	336,828	328,603	309,415
Total assets	2,574,147	2,475,535	2,524,207	2,459,310	2,359,220
Short-term debt	133,180	—	—	—	—
Long-term debt	726,451	665,835	486,087	483,970	475,965
Shareholders’ equity	1,077,464	1,267,540	1,386,780	1,384,501	1,268,067
Cash dividends declared per share	—	—	0.12	0.06	0.24

(1)	During the quarter ended February 28, 2006 (as discussed in our April 6, 2006 earnings release), we committed to a plan to sell our South African business unit. As a result, the summary historical consolidated financial data has been changed to reflect our South African business unit as a discontinued operation for all periods presented.

RISK FACTORS

An investment in the New Notes involves a number of risks. Some of these risks are shared with any investor in our securities; others are related to the nature of the New Notes themselves or to the Exchange Offer. Before making a decision to exchange your Old Notes for New Notes, you should carefully consider the following information. In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the rights of the New Notes compared to the Old Notes, as well as the discussion of risks in our periodic reports before deciding whether an investment in the New Notes is suitable for you. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the New Notes, the Old Notes and our Class A common shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to the Exchange Offer

The United States federal income tax consequences of the Exchange Offer are not entirely certain; if the IRS disagrees with the position we are taking, you could be subject to additional tax liabilities as a result of the Exchange Offer.

The U.S. federal income tax consequences of the Exchange Offer are not entirely certain. We intend to take the position that the exchange of Old Notes for New Notes will be an exchange of securities pursuant to a recapitalization of American Greetings. That position, however, is subject to uncertainty and could be challenged by the IRS. Consistent with our position, we believe that no gain or loss will be recognized by a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer, apart from the receipt of the exchange fee. If, contrary to our position, the exchange is not treated as an exchange of securities pursuant to a recapitalization, the tax consequences to you could materially differ. A holder could be required to recognize gain in an amount equal to the excess of the fair market value of the New Notes received in the exchange over the holder’s adjusted tax basis in the Old Notes. See “Certain United States Federal Income Tax Considerations—Exchange of Old Notes for New Notes” for more information.

We intend to treat payment of the exchange fee as ordinary income to holders participating in the Exchange Offer and to report such payments to holders and the IRS for information purposes in accordance with such treatment. Therefore, the receipt of the exchange fee by a Non-U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) participating in the Exchange Offer may be subject to U.S. federal withholding tax. See “Certain United States Federal income Tax Considerations—Exchange of Old Notes for New Notes” for more information.

If you exchange your Old Notes, we cannot assure you that an active market in the New Notes will develop and the New Notes may be less liquid than the Old Notes.

We cannot assure you that an active trading market in the New Notes will exist or be maintained and we cannot assure you as to the prices at which the New Notes may be traded. If a significant number of Old Notes are not exchanged in the Exchange Offer, the liquidity of the trading market for the New Notes, if any, after the completion of the Exchange Offer may be limited.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of the Old Notes.

We are not making a recommendation as to whether holders of the Old Notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of the Old Notes that the value of the New Notes received in the Exchange Offer will in the future equal or exceed the value of the Old Notes tendered and we do not take a position as to whether you ought to participate in the Exchange Offer.

Risks Related to the New Notes

The market-trading price of the New Notes could be significantly affected by the market price of our Class A common shares.

We expect that the market-trading price of the New Notes will be significantly affected by the market-trading price of our Class A common shares. This may result in greater volatility in the market-trading price of the New Notes than would be expected for nonconvertible debt securities. The market-trading price of our Class A common shares will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:

•	announcements of developments related to our business;

•	fluctuations in our results of operations;

•	sales of substantial amounts of our securities into the marketplace;

•	general conditions in our industry or the worldwide economy;

•	an outbreak of war or hostilities;

•	a shortfall in revenues or earnings compared to securities analysts’ expectations;

•	changes in analysts’ recommendations or projections; and

•	announcements of new acquisitions or other projects by us.

In addition, the stock markets in general, including the New York Stock Exchange, are subject to significant price and trading fluctuations. These fluctuations have resulted in volatility in the market-trading prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market-trading prices of the New Notes and our common shares.

The net share settlement feature of the New Notes may have adverse consequences.

The net share settlement feature of the New Notes, as described under “Description of the New Notes—Conversion Rights—Payment upon Conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the net share conversion value of the New Notes;

•	reduce our liquidity;

•	delay holders’ receipt of the proceeds upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

The net share conversion value that you will receive upon conversion of the New Notes, if convertible, will be determined on the basis of the conversion rate then in effect and the average of the daily volume-weighted average price per share of our common shares for each of the ten consecutive trading days beginning on the second trading day after the day the New Notes are tendered for conversion. Accordingly, you will not be able to determine the net share conversion value at the time you tender your New Notes for conversion. Except as described in the indenture governing the New Notes, we will pay the net share conversion value in cash, up to the principal amount of the New Notes being converted, and the residual net share conversion value, if any, in common shares valued at this ten-day average price per share. The indenture relating to the New Notes provides for adjustments to the conversion rate only in certain circumstances.

We may issue additional common shares or securities convertible or exchangeable for our common shares and thereby materially and adversely affect the price of our common shares.

We are not restricted from issuing additional Class A common shares or securities convertible or exchangeable for our Class A common shares during the life of the New Notes. If we issue additional Class

A common shares or securities convertible or exchangeable for our Class A common shares, it may materially and adversely affect the price of our common shares and, in turn, the price of the New Notes.

The New Notes will be junior to our senior debt.

The New Notes will be subordinated in right of payment to all of our current and future senior debt. Upon any distribution to our creditors in a liquidation or dissolution, the holders of senior debt are entitled to be paid in full before any payment may be made with respect to the New Notes, including any payments due upon conversion of the New Notes. In addition, the subordination provisions of the new indenture provide that payments with respect to the New Notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior debt. In the event of our bankruptcy, liquidation or reorganization, holders of the New Notes will participate ratably with all holders of subordinated indebtedness that is deemed to be of the same class as the New Notes and potentially with all other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the New Notes, including any cash due upon conversion. As a result, holders of New Notes may receive less, ratably, than the holders of senior debt. In addition, under the subordination provisions of the new indenture, payments that would otherwise be made to holders of the New Notes will instead be paid to holders of senior debt under certain circumstances. As a result of these provisions, other creditors (including trade creditors) that are not holders of senior debt may recover more, ratably, than the holders of the New Notes. As of February 28, 2006, we had approximately $300 million of senior debt outstanding and its subsidiaries had approximately $82 million of outstanding debt and other liabilities (including trade payables). In addition, we are able to incur a significant amount of additional senior indebtedness under our existing credit facilities. The new indenture will also permit us and our subsidiaries to incur substantial amounts of additional indebtedness, including senior debt.

The New Notes are effectively subordinated to the debt of our subsidiaries.

We derive much of our revenue from our subsidiaries. The new indenture governing the New Notes will permit us and our subsidiaries to incur substantial additional indebtedness, and will not require our subsidiaries to guarantee the New Notes. In the event of a bankruptcy, liquidation or reorganization of a subsidiary, holders of any of such subsidiary’s indebtedness will have a claim to the assets of the subsidiary that is prior to our interest in those assets. As of February 28, 2006, the aggregate amount of indebtedness and other liabilities of our subsidiaries (including trade payables) was approximately $82 million. If any subsidiary indebtedness were to be accelerated, there can be no assurance that the assets of such subsidiary would be sufficient to repay such indebtedness or that our assets and the assets of our other subsidiaries would be sufficient to repay in full its indebtedness, including the New Notes.

An adverse rating of the New Notes may cause their trading price to fall.

If a rating agency rates the New Notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower any such ratings on the New Notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the New Notes could significantly decline.

A holder of New Notes will not be entitled to any rights with respect to our Class A common shares, but upon conversion will be subject to all changes made with respect to our common shares.

A holder of New Notes will not be entitled to any rights with respect to our Class A common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common shares), but upon conversion will be subject to all changes affecting our Class A common shares. Holders will only be entitled to rights in our Class A common shares if and when we deliver Class A common shares to holders upon conversion of New Notes. For example, in the event that an amendment is proposed to our articles of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of our Class A common shares, holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common shares.

The conversion rate of the New Notes may not be adjusted for all dilutive events.

As with the Old Notes, the conversion rate of the New Notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common shares, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the New Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common shares for cash, that may adversely affect the trading price of the New Notes or our common shares. There can be no assurance that an event that adversely affects the value of the New Notes, but does not result in an adjustment to the conversion rate, will not occur.

The New Notes will not and the Old Notes do not contain certain restrictive covenants, and there is limited protection in the event of a change of control.

The new indenture under which the New Notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the new indenture for the New Notes will not (and the old indenture for the Old Notes does not) contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the New Notes upon a change of control is limited to the transactions specified in the definition of a “Change of Control” in the new indenture. See “Description of the New Notes—Repurchase at Option of Holders Upon a Change of Control.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our Class A common shares but would not constitute a “Change of Control.”

We may not be in a position to repurchase the New Notes for cash pursuant to their terms or to pay the amounts due upon conversion of the New Notes when required.

In certain circumstances you may require us to repurchase all or a portion of your New Notes for cash. In addition, upon conversion of the New Notes, we are obligated to satisfy part of our conversion obligation with respect to the New Notes in cash. If you were to require us to repurchase your New Notes, including following a change in control or other event that constitutes a repurchase event, or at your option on a repurchase date or you were to convert your New Notes, we cannot assure you that we will be able to pay the amount required. Our ability to repurchase the New Notes may be limited by law, by the indenture governing the New Notes, and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. In addition, while we could seek to obtain third-party financing to pay for any amounts due in cash upon conversion of the New Notes, we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. Our failure to repurchase the New Notes or make the required payments upon conversion would constitute an event of default under the indenture under which we will issue the New Notes, which might constitute a default under the terms of our other indebtedness at that time.

Risks Related to Retention of the Old Notes

If you do not exchange your Old Notes, the Old Notes you retain may become substantially less liquid as a result of the Exchange Offer.

If a significant number of Old Notes are exchanged in the Exchange Offer, the liquidity of the trading market for the Old Notes, if any, after the completion of the Exchange Offer may be substantially reduced. Any Old Notes exchanged will reduce the aggregate number of Old Notes outstanding. As a result, the Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offering memorandum were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Notes will exist or be maintained and we cannot assure you as to the prices at which the Old Notes may be traded.

Risks Relating to American Greetings

The growth of our greeting card business is critical to future profitability and cash flow.

One of our key business strategies is to gain profitable market share by spending approximately $100 million to revamp our greeting card business over the next few years, with the majority of the expense occurring during fiscal 2007 in our core greeting card business. We expect approximately one-third of this amount to be related to converting additional customers to the scan-based trading business model, with the remainder associated with creative initiatives, process changes, and a reduction of certain retailers’ inventory in order to flow future new product changes more quickly. These expenditures will impact net sales, earnings and cash flows over future periods. Moreover, our long-term success will depend in part on how well we implement our strategy to revamp the greeting card business and we cannot assure you that this strategy will either increase our revenue or profitability. Even if we are able to implement, to a significant degree, this strategy, we may experience systemic, cultural, and operational challenges that may prevent any significant increase in profitability or that may otherwise negatively influence our cash flow. In addition, our strategy may have flaws and may not be successful. For example, we may not be able to anticipate or respond in a timely manner to changing customer demands and preferences for greeting cards. If we misjudge the market, we may significantly overstock unpopular products and be forced to grant significant credits or accept significant returns, which would have a negative impact on our results of operations and cash flow. Conversely, shortages of key items could have a materially adverse impact on our results of operations and financial condition.

We rely on a few mass-market retail customers for a significant portion of our sales.

A few of our customers are material to our business and operations. Net sales to our five largest customers, which include mass merchandisers and major drug stores, accounted for approximately 35% of net sales in fiscal year 2006 and approximately 32% of net sales for fiscal years 2005 and 2004. Net Sales to Wal-Mart Stores, Inc., accounted for approximately 16%, 15%, and 13% of net sales in fiscal years 2006, 2005, and 2004, respectively. No other customer accounted for 10% or more of our net sales. There can be no assurance that our large customers will continue to purchase our products in the same quantities that they have in the past. The loss of sales to one of our large customers could materially and adversely affect our business, results of operations, and financial condition.

We operate in extremely competitive markets, and our business, results of operations and financial condition will suffer if we are unable to compete effectively.

We operate in highly competitive industries. There are an estimated 3,000 greeting card publishers in the United States ranging from small family-run organizations to major corporations. In general, however, the greeting card business is extremely concentrated. We believe that we are one of only two main suppliers offering a full line of social expression products that, together, are estimated to encompass approximately 85% of the overall market. Our main competitor, Hallmark Cards, Inc., may have substantially greater financial, technical or marketing resources, a greater customer base, stronger name recognition and a lower cost of funds than we do. That competitor may also have longstanding relationships with certain large customers to which it may offer products that we do not provide, putting us at a competitive disadvantage. As a result, this competitor or others may be able to:

•	adapt to changes in customer requirements more quickly;

•	take advantage of acquisitions and other opportunities more readily;

•	devote greater resources to the marketing and sale of its products; and

•	adopt more aggressive pricing policies.

There can be no assurance that we will be able to continue to compete successfully in this market or against such competition. If we are unable to introduce new and innovative products that are attractive to our customers and ultimate consumers, or if we are unable to allocate sufficient resources to effectively market and advertise our products to achieve widespread market acceptance, we may not be able to compete effectively, and our results of operations and financial condition could be adversely affected.

Our business, results of operations and financial condition may be adversely affected by retail consolidations.

With the growing trend toward retail trade consolidation, we are increasingly dependent upon a reduced number of key retailers whose bargaining strength is growing. We may be negatively affected by changes in the policies of our retail trade customers, such as inventory de-stocking, limitations on access to shelf space, scan-based trading and other conditions. Increased consolidations in the retail industry could result in other changes that could damage our business. In addition, as the bargaining strength of our retail customers grow, we may be required to grant greater credits, discounts, allowances and other incentive considerations to these customers. We may not be able to recover the costs of these incentives if the customer does not purchase a sufficient amount of products during the term of its agreement with us, which could materially and adversely affect our business, results of operations and financial condition.

Our business, results of operations and financial condition may be adversely affected by volatility in the demand for our products.

Our success depends on the sustained demand for our products. Many factors affect the level of consumer spending on our products, including, among other things, general business conditions, interest rates, the availability of consumer credit, taxation, the effects of war, terrorism or threats of war or terrorism, fuel prices and consumer confidence in future economic conditions. Our business, and that of most of our customers, may experience periodic downturns in direct relation to downturns in the general economy. A general slowdown in the economies in which we sell our products, or even an uncertain economic outlook, could adversely affect consumer spending on discretionary items, such as our products, and, in turn, could adversely affect our sales, results of operations and financial condition.

Rapidly changing trends in the children’s entertainment market could adversely affect our business.

A portion of our business and results of operations depends upon the appeal of our licensed character properties, which are used to create various toy and entertainment items for children. Consumer preferences, particularly among children, are continuously changing. The children’s entertainment industry experiences significant, sudden and often unpredictable shifts in demand caused by changes in the preferences of children to more “on trend” entertainment properties. In recent years, there have been trends towards shorter life cycles for individual youth entertainment products. Our ability to maintain our current market share and increase our market share in the future depends on our ability to satisfy consumer preferences by enhancing existing entertainment properties and developing new entertainment properties. If we are not able to successfully meet these challenges in a timely and cost-effective manner, demand for our collection of entertainment properties could decrease and our business, results of operations and financial condition may be materially and adversely affected.

Our results of operations fluctuate on a seasonal basis.

The social expression industry is a seasonal business, with sales generally being much stronger in the second half of our fiscal year than the first half of our fiscal year due to the concentration of major holidays during the second half of our fiscal year. Consequently, our overall results of operations in the future may fluctuate substantially based on seasonal demand for our products. Such variations in demand could have a material adverse effect on the timing of cash flow and therefore our ability to meet our obligations with respect to our debt and other financial commitments. Seasonal fluctuations also affect our inventory levels, since we usually order and manufacture merchandise in advance of peak selling periods and sometimes before new trends are confirmed by customer orders or consumer purchases. We must carry significant amounts of inventory, especially before the holiday season selling period. If we are not successful in selling the inventory during the holiday period, we may have to sell the inventory at significantly reduced prices, or we may not be able to sell the inventory at all.

We depend on mall traffic and the availability of suitable lease space.

Many of our retail stores are located in shopping malls. Sales at these stores are derived, in part, from the high volume of traffic attributable to mall “anchor” tenants (generally large department stores) and other area attractions, as well as from the continued appeal of malls as shopping destinations. Sales volume related to mall traffic may be adversely affected by economic downturns in a particular area, competition from non-mall retailers or from other malls where we do not have stores, or from the closing of anchor department stores. In addition, a decline in the popularity of a particular mall, or a decline in the appeal of mall shopping generally among our target consumers, would adversely affect our business. Our ability to grow our Retail Operations is dependent on our ability to open new stores in desirable locations with capital investment and lease costs that allow us to earn a reasonable return. We cannot be sure as to when or whether such desirable locations will become available at reasonable costs. In addition, to the extent that shopping mall owners are not satisfied with the profitability of our current retail stores, we may lose existing store locations.

We rely on foreign sources of production and face a variety of risks associated with doing business in foreign markets.

We rely to a significant extent on foreign manufacturers for various products we distribute to customers. In addition, many of our domestic suppliers purchase a portion of their products from foreign sources. We generally do not have long-term merchandise supply contracts and some of our imports are subject to existing or potential duties, tariffs or quotas. In addition, a portion or our current operations are conducted and located abroad. The success of our sales to, and operations in, foreign markets depends on numerous factors, many of which are beyond our control, including economic conditions in the foreign countries in which we sell our products. We also face a variety of other risks generally associated with doing business in foreign markets and importing merchandise from abroad, such as:

•	political instability and civil unrest;

•	imposition of new legislation and Customs’ regulations relating to imports that may limit the quantity and/or increase the costs of goods which may be imported into the United States from countries in a particular region;

•	currency and foreign exchange risks; and

•	potential delays or disruptions in transportation.

Also, new regulatory initiatives may be implemented that have an impact on the trading status of certain countries and may include antidumping duties or other trade sanctions, which could increase the cost of products purchased from suppliers in such countries.

Additionally, as a large, multinational corporation, we are subject to a host of governmental regulations throughout the world, including antitrust and tax requirements, anti-boycott regulations, import/export/customs regulations and other international trade regulations, the USA Patriot Act and the Foreign Corrupt Practices Act. Failure to comply with any such legal requirements could subject us to criminal or monetary liabilities and other sanctions, which could harm our business, results of operations and financial condition.

Our inability to protect our intellectual property rights could reduce the value of our products and brand.

Our trademarks, trade secrets, copyrights, patents and all of our other intellectual property rights are important assets. We rely on copyright and trademark laws in the United States and other jurisdictions and on confidentiality agreements with some employees and others to protect our proprietary rights. If any of these rights were infringed or invalidated, our business could be materially and adversely affected. In addition, our activities could infringe upon the proprietary rights of others, who could assert infringement claims against us. We could face costly litigation if we are forced to defend these claims. If we are unsuccessful in doing so, our business, results of operations and financial condition may be materially and adversely affected.

We seek to register our trademarks in the United States and elsewhere. These registrations could be challenged by others or invalidated through administrative process or litigation. In addition, our confidentiality agreements with some employees or others may not provide adequate protection in the event of unauthorized use or disclosure of our proprietary information, or if our proprietary information otherwise becomes known, or is independently developed by competitors.

We may not realize the full benefit of the material we license from third parties if the licensed material has less market appeal than expected or if sales revenues from the licensed products is not sufficient to earn out the minimum guaranteed royalties.

An important part of our business involves obtaining licenses to produce products based on various popular brands, character properties, design and other licensed material owned by third parties. Such license agreements usually require that we pay an advance and/or provide a minimum royalty guarantee that may be substantial, and in some cases may be greater than what we will be able to recoup in profits from actual sales, which could result in write-offs of such amounts that would adversely effect our results of operations. In addition, we may acquire or renew licenses requiring minimum guarantee payments that may result in us paying higher effective royalties, if the overall benefit of obtaining the license outweighs the risk of potentially losing, not renewing or otherwise not obtaining a valuable license. When obtaining a license, we realize there is no guaranty that a particular licensed property will make a successful greeting card or other product in the eye of the ultimate consumer. Furthermore, there can be no assurance that a successful licensed property will continue to be successful or maintain a high level of sales in the future. In the event that we are not able to acquire or maintain advantageous licenses, our business, results of operations and financial condition may be materially and adversely affected.

We cannot assure you that we will have adequate liquidity to fund our ongoing cash needs.

One of our key business strategies is to gain profitable market share by spending approximately $100 million to revamp our greeting card business over the next several years, primarily in our core greeting card business, with the majority of the expenses occurring during fiscal year 2007. In addition, we may have additional funding needs during or after that period that are not currently known. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on terms acceptable to management or within limitations that are contained in our current or future financing arrangements. Failure to obtain any necessary additional financing could result in the delay or abandonment of some or all of our plans, negatively impact our ability to make capital expenditures and result in our failure to meet our obligations.

The terms of our indebtedness may restrict our ability to pursue our growth strategy.

The terms of our credit agreement impose restrictions on our ability to, among other things, borrow and make investments, acquire other businesses, and make capital expenditures and distributions on our capital stock. In addition, our credit agreement requires us to satisfy specified financial covenants. Our ability to comply with these provisions depends, in part, on factors over which we may not have control. These restrictions could adversely affect our ability to pursue our growth strategy. If we were to breach any of our financial covenants or fail to make scheduled payments, our creditors could declare all amounts owed to them to be immediately due and payable. We may not have available funds sufficient to repay the amounts declared due and payable, and may have to sell our assets to repay those amounts. Our credit agreement is secured by substantially all of our assets, including the stock of certain of our subsidiaries. If we cannot repay all amounts that we have borrowed under our credit agreement, our lenders could proceed against our assets.

Bankruptcy of key customers could give rise to an inability to pay us and increase our exposure to losses from bad debts.

Many of our largest customers are mass-market retailers. The mass-market retail channel in the U.S. has experienced significant shifts in market share among competitors in recent years, causing large retailers to experience liquidity problems and file for bankruptcy protection. There is a risk that these key customers will not pay us, or that payment may be delayed because of bankruptcy or other factors beyond our control, which could increase our exposure to losses from bad debts. Additionally, our business, results of operations and financial condition could be materially and adversely affected if these mass-market retailers were to cease doing business as a result of bankruptcy, or significantly reduce the number of stores they operate.

Difficulties in integrating potential acquisitions could adversely affect our business.

We regularly evaluate potential acquisition opportunities to support and strengthen our business. We cannot be sure that we will be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully. Future acquisitions may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, results of operations and financial condition. Furthermore, the process of integrating acquired businesses effectively involves the following risks:

•	unexpected difficulty in assimilating operations and products;

•	diverting management’s attention from other business concerns;

•	entering into markets in which we have limited or no direct experience; and

•	losing key employees of an acquired business.

Increases in raw material and energy costs may materially raise our cost of goods sold and materially impact our profitability.

Paper is a significant expense in the production of our greeting cards. Significant increases in paper prices, which have been volatile in past years, or increased costs of other raw materials or energy may result in declining margins and operating results if market conditions prevent us from passing these increased costs on to our customers through timely price increases on our greeting cards and other social expressions products.

The loss of key members of our senior management and creative teams could adversely affect our business.

Our success and continued growth depend largely on the efforts and abilities of our current senior management team as well as upon a number of key members of our creative staff, who have been instrumental in our success thus far, and upon our ability to attract and retain other highly capable and creative individuals. The loss of some of our senior executives or key members of our creative staff, or an inability to attract or retain other key individuals, could materially and adversely affect us. We seek to compensate our key executives, as well as other employees, through competitive salaries, stock ownership, bonus plans, or other incentives, but we can make no assurance that these programs will enable us to retain key employees or hire new employees.

If we fail to extend or renegotiate our primary collective bargaining contracts with our labor unions as they expire from time to time, or if our unionized employees were to engage in a strike, or other work stoppage, our business and results of operations could be materially adversely affected.

We are party to collective bargaining contracts with our labor unions, which represent a significant number of our employees. In particular, approximately 2,700 of our employees are unionized and are covered by collective bargaining agreements. Although we believe our relations with our employees are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time. If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our unions arise, or if our unionized workers engage in a strike or other work related stoppage, we could incur higher ongoing labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business.

Various environmental regulations and risks applicable to a manufacturer and/or distributor of consumer products may require us to take actions, which will adversely affect our results of operations.

Our business is subject to numerous federal, state, provincial, local and foreign laws and regulations, including regulations with respect to air emissions, wastewater and storm water discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials, including hazardous materials. Although we believe that we are in substantial compliance with all applicable laws and regulations, because legal requirements frequently change and are subject to interpretation, we are unable to predict the ultimate cost of compliance with these requirements, which may be significant, or the effect on our operations. We cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not have a material and adverse effect on our business, results of operations and financial condition.

We may be subject to product liability claims and our products could be subject to involuntary recalls and other actions.

We are subject to regulations by the Consumer Product Safety Commission and other regulatory agencies. Concerns about product safety may lead to a recall of selected products. We have experienced, and in the future may experience, defects or errors in products after their production and sale to customers. Such defects or errors could result in the rejection of our products by consumers, damage to our reputation, lost sales, diverted development resources and increased customer service and support costs, any of which could harm our business. Individuals could sustain injuries from our products, and we may be subject to claims or lawsuits resulting from such injuries. There is a risk that these claims or liabilities may exceed, or fall outside the scope of, our insurance coverage. Additionally, we may be unable to obtain adequate liability insurance in the future. Recalls, post-manufacture repairs of our products, absence or cost of insurance, and administrative costs associated with recalls could harm our reputation, increase costs or reduce sales.

Acts of nature could result in an increase in the costs of raw materials; other catastrophic events, including earthquakes, could interrupt critical functions and otherwise adversely affect our business and results of operation.

Acts of nature could result in an increase in the cost of raw materials or a shortage of raw materials, which could influence the costs of goods supplied to us. Additionally, we have significant operations, including our largest manufacturing facility, near a major earthquake fault line in Arkansas. A catastrophic event, such as an earthquake, fire, tornado, or other natural or man made disaster, could disrupt our operations and impair production or distribution of our products, damage inventory, interrupt critical functions or otherwise affect our business negatively, harming our results of operations.

Members of the Weiss family and related entities own a substantial portion of our common shares, whose interests may differ from those of other shareholders.

Our authorized capital stock consists of Class A common shares and Class B common shares. The economic rights of each class of common shares are identical, but the voting rights differ. Class A common shares are entitled to one vote per share, and Class B common shares are entitled to ten votes per share. There is no public trading market for the Class B Common Shares, which are held by members of the extended family of American Greetings’ founder, officers and directors of American Greetings and their extended family members, family trusts, institutional investors and certain other persons. As of March 31, 2006, Morry Weiss, the Chairman of the Board of Directors, Zev Weiss, the Chief Executive Officer, Jeffery Weiss, the President and Chief Operating

Officer, and Erwin Weiss, Senior Vice President, Seasonal Specialty, together with other members of the Weiss family and certain trusts and foundations established by the Weiss family beneficially owned approximately 73% in the aggregate of our outstanding Class B common shares, which, together with Class A common shares beneficially owned by them, represents approximately 35% of the voting power of our outstanding capital stock. Accordingly, these members of the Weiss family, together with the trusts and foundations established by them, would be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our Articles of Incorporation or Code of Regulations, and the approval of mergers and other significant corporate transactions, and their interests may not be aligned with your interests. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other shareholder will be able to affect our management or strategic direction. These factors may also have the effect of delaying or preventing a change in our management or voting control or its acquisition by a third party.

Our charter documents and Ohio law may inhibit a takeover and limit our growth opportunities, which could adversely affect the market price of our common shares.

Certain provisions of Ohio law and our Articles of Incorporation could have the effect of making it more difficult or discouraging for a third party to acquire or attempt to acquire control of American Greetings. Our Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Such classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for the Company. In addition, the Articles of Incorporation provide for Class B Common Shares, which have ten votes per share.

As an Ohio corporation, we are subject to the provisions of Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute.” The Ohio Control Share Acquisition Statute provides that notice and information filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within specified ranges of share ownership. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Ohio Control Share Acquisition Statute.

We are also subject to Chapter 1704 of the Ohio Revised Code, known as the “Merger Moratorium Statute.” If a person becomes the beneficial owner of 10% or more of an issuer’s shares without the prior approval of its board of directors, the Merger Moratorium Statute prohibits a merger, consolidation, combination or majority share acquisition between us and such shareholder or an affiliate of such shareholder for a period of three years from the date on which the shareholder first became a beneficial owner of 10% or more of the issuer’s shares. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders. The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. The Old Notes that are surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. As a result, the issuance of the New Notes will not increase or decrease our indebtedness. We will bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

CAPITALIZATION

The following table sets forth our consolidated capitalization (1) as of November 30, 2005 and (2) as adjusted to give effect to the issuance of the New Notes, assuming that all holders of Old Notes accept the Exchange Offer. You should read the following data together with the consolidated financial statements and notes to the consolidated financial statements and other financial and operating data included elsewhere in this offering memorandum or incorporated in this offering memorandum by reference.

	November 30, 2005(1)(2)
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$75,805	$75,805
Short-term investments	208,740	208,740

	$284,545	$284,545

Long-term debt:
6.10% senior notes, due 2028	$298,806	$298,806
7.00% convertible subordinated notes, due 2006	174,792	174,792
Other	2,367	2,367

Total long-term debt	475,965	475,965
Total shareholders’ equity	1,268,067	1,268,067

Total capitalization	$1,744,032	$1,744,032

(1)	On April 4, 2006, we replaced our existing credit agreement with a new $650 million credit facility. Simultaneously with the commencement of this Exchange Offer, we also commenced a tender offer and consent solicitation with respect to our 6.10% Senior Notes due August 1, 2028. In connection with the tender offer for the 6.10% Senior Notes, we expect to raise additional financing in a public offering or a private placement of senior notes.
(2)	During the quarter ended February 28, 2006, we committed to a plan to sell our South African business unit. As a result, the consolidated capitalization data has been changed to reflect our South African business unit as a discontinued operation for the periods presented.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges on a historical basis for each of the periods indicated:

	For the Nine Months Ended November 30,		For the Year Ended February 28/29,
	2005	2004	2005	2004
Consolidated Ratio of Earnings to Fixed Charges(1)	2.8	1.9	2.1	2.5

(1)	Ratio of earnings to fixed charges is computed by dividing fixed charges into earnings plus fixed charges. For purposes of determining this ratio, earnings have been calculated as pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries. Fixed charges consist of interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and the estimated interest component of rent expense. The information presented has been changed to reflect our South African business unit as a discontinued operation.

BOOK VALUE PER CLASS A COMMON SHARE

The following table sets forth our book value per Class A common share on a historical basis for each of the periods indicated:

	For the Nine Months Ended November 30,		For the Years Ended February 28/29,
	2005	2004	2005	2004	2003
Book value per Class A common share	$21.00	$21.41	$21.38	$20.16	$17.58

PRICE RANGE AND DIVIDEND POLICY OF OUR CLASS A COMMON SHARES

Our Class A common shares are quoted on the New York Stock Exchange under the symbol “AM.” The following table sets forth, for the periods indicated, the high and low sale price for our Class A common shares, as reported on the New York Stock Exchange Composite Tape:

Fiscal year ended February 28, 2005	HIGH	LOW
First Quarter	$23.45	$19.09
Second Quarter	24.18	20.87
Third Quarter	28.16	23.98
Fourth Quarter	27.92	23.19

Fiscal year ended February 28, 2006	HIGH	LOW
First Quarter	$26.60	$22.31
Second Quarter	27.16	24.31
Third Quarter	28.02	23.82
Fourth Quarter	26.45	20.32

Fiscal year ended February 28, 2007	HIGH	LOW
First Quarter (through April 5, 2006)	$22.07	$20.55

On April 5, 2006, the last reported sales price of our Class A common shares on the New York Stock Exchange was $22.07. As of April 3, 2006, there were 53,941,903 shares of our Class A common shares issued and outstanding held by approximately 4,959 holders of record.

Dividends on our Class A common shares are paid as declared by our board of directors. On April 3, 2006, our board of directors declared a dividend of $0.08 per share payable on May 1, 2006, to shareholders of record on April 21, 2006. The payment of dividends has been and will continue to be at the discretion of the board of directors and will depend on numerous factors, including our cash flow, our financial condition, capital requirements, restrictions imposed by financing arrangements and such other factors as our board of directors deems relevant. Our credit facility restricts our ability to pay dividends.

DESCRIPTION OF THE NEW NOTES

The New Notes will be issued under a new indenture between us and U.S. Bank National Association, as trustee. The following description of provisions of the New Notes is not complete and is subject to, and qualified by reference to, the New Notes and the new indenture. We will furnish any holder a copy of the new indenture, which has in it the form of the New Notes, without charge, upon written request made to American Greetings Corporation, One American Road, Cleveland, Ohio 44144, Attention: Secretary. A copy of the form of the new indenture was filed as an exhibit to our Schedule TO, which we filed with the SEC on April 6, 2006, relating to the Exchange Offer. You should read the new indenture for a full description of the terms of the New Notes. Whenever reference is made to particular defined terms, those defined terms are incorporated by reference herein.

General

The New Notes will be general, unsecured obligations of American Greetings. The New Notes will be subordinated, which means that they will rank behind certain of our indebtedness, as described below. The aggregate principal amount of the New Notes will be up to approximately $175,000,000. We are required to repay the principal amount of the New Notes in full on July 15, 2006. The New Notes will bear interest at the rate of 7.00% per annum from January 15, 2006, the last interest payment date on which interest was paid on the Old Notes. No accrued and unpaid interest from January 15, 2006 or any future interest will be paid on the Old Notes which are exchanged for the New Notes. Interest will be computed on the basis of a 360-day year of twelve thirty-day months. We will pay interest on the New Notes only on July 15, 2006. Because July 15, 2006 is also the maturity date of the New Notes, July 15, 2006 will be the only date on which we pay interest on the New Notes.

Subject to the conditions described below, at any time prior to the close of business on July 15, 2006, the maturity date, unless the New Notes have been previously repurchased, holders, at their option, may convert each of their New Notes into an amount of cash and stock initially equal to 71.9466 Class A common shares per $1,000 principal amount of New Notes, which represents the initial conversion rate for the New Notes, and is subject to adjustment as described below.

If there is a Change in Control of American Greetings, holders of the New Notes may have the right to require us to repurchase their New Notes as described below under “—Repurchase at Option of Holders Upon a Change in Control.”

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The New Notes will be issued only in fully registered form, without interest coupons and in denominations of $1,000 and greater multiples.

The New Notes will be evidenced by one or more global notes deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. (“Cede”), as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for New Notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

•	an Event of Default with respect to the New Notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot have New Notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) New Notes in exchange for your beneficial interest in the global notes;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, in respect of the New Notes, to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

Beneficial owners of interests in global notes who desire to convert their interests into cash and common shares should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

We been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the New Notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in New Notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the account of customers registered in “street name.”

We will send any redemption notices to Cede. We understand that if less than all the New Notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

We also understand that neither DTC nor Cede will consent or vote with respect to the New Notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the New Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the New Notes represented by the global note as to which such participant or participants has or have given such direction.

DTC has also advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial as amended, and,

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. Neither American Greetings nor the Trustee have any responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and neither American Greetings nor and the Trustee are responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

General

Subject to the conditions described below, at any time prior to the close of business on the maturity date, unless the New Notes have been previously repurchased, holders, at their option, may convert each of their New Notes into an amount of cash and stock initially equal to 71.9466 Class A common shares per $1,000 principal amount of New Notes, which represents the initial conversion rate for the New Notes. The conversion rate and the equivalent conversion value for the New Notes, as determined below, in effect at any given time are referred to as the “conversion rate” and the “conversion value,” respectively, and will be subject to adjustment as described below. Holders may convert fewer than all of their New Notes so long as the New Notes converted are an integral multiple of $1,000. The right to convert a New Note delivered for repurchase will terminate at the close of business on the repurchase date for that New Note, unless we default in making the payment due upon repurchase.

Holders of New Notes may convert all or part of any New Note by delivering the New Note at the Corporate Trust Office of the Trustee at 60 Livingston Avenue, Mail Code EP-MN-WS3T, in the city of St. Paul, Minnesota, 55107, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained by the Trustee. New Notes surrendered for conversion must also be accompanied by any payments with respect to interest or taxes as described below. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered. The Trustee will, on the holder’s behalf, convert the New Notes into cash and (depending on the applicable conversion value) our Class A common shares. Cash payable upon conversion, together with, if applicable, a certificate, or a book-entry transfer through DTC for our Class A common shares into which any New Notes are converted, will be delivered through the Trustee as soon as practicable following the conversion date. Any Class A common shares issuable upon conversion of the New Notes will be fully paid and nonassessable and will rank equally with other Class A common shares.

If a holder surrenders a New Note for conversion on a date that is not July 15, 2006 (the “Interest Payment Date”), the holder will not be entitled to receive any interest for the period from January 15, 2006, the last interest payment date on which interest was paid on the Old Notes, to the conversion date, except as described below in this paragraph. Any New Note surrendered for conversion during the period from the close of business on July 1, 2006 (the “Regular Record Date”) to the opening of business on the Interest Payment Date (except New Notes (or portions thereof) to be repurchased on the repurchase date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on the Interest Payment Date on the principal amount of the New Notes being surrendered for conversion. In the case of any New Note which has been converted after the Regular Record Date but before the Interest Payment Date, interest payable on the Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such New Note on such Regular Record Date.

No other payment or adjustment for interest, or for any dividends in respect of Class A common shares, will be made upon conversion. Holders of Class A common shares issued upon conversion will not be entitled to receive any dividends payable to holders of Class A common shares as of any record time or date before the close of business on the conversion date.

Holders of the New Notes will not be required to pay any taxes or duties relating to the issue or delivery of any Class A common shares on conversion but will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of Class A common shares in a name other than the holder’s name. Certificates representing any Class A common shares will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

Payment Upon Conversion

Upon conversion of any New Note, the holder will receive cash and, if applicable, shares of our Class A common shares, the aggregate value of which (the “conversion value”) will be equal to, rounded to the nearest whole cent, the product of x and y and z, where:

•	x is equal to the aggregate principal amount of New Notes to be converted divided by 1,000;

•	y is equal to the then applicable conversion rate (currently 71.9466); and

•	z is equal to the arithmetic average, rounded to the nearest whole cent, of the Daily Volume Weighted Average Price of our Class A common shares (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) for the ten consecutive trading days beginning on the second trading day immediately following the day the New Notes are tendered for or deemed tendered for conversion (the “Ten Day Weighted Average Price”). “Daily Volume Weighted Average Price” means, for any trading day the volume weighted average price per share of our Class A common shares on the New York Stock Exchange or, if our Class A common shares are not listed on the New York Stock Exchange, on the principal exchange or over-the-counter market on which our Class A common shares are then listed or traded (including, for this purpose, the Nasdaq National Market), during regular trading hours for that trading day, as displayed by Bloomberg (or any successor) or, if such volume weighted average price is not available, the last reported sale price for that trading day.

We will deliver the conversion value to converting holders as follows:

(i)	an amount in cash (the “Principal Return”) equal to the lesser of (A) the conversion value and (B) the aggregate principal amount of the New Notes being converted; and

(ii)	if the conversion value exceeds the Principal Return (such excess, the “Net Share Amount”), we will (A) deliver the number of whole Class A common shares (the “Net Shares”), determined as set forth below, and (B) pay Additional Cash, determined as set forth below, in lieu of fractional shares.

The number of Net Shares to be delivered will be the integer part of the number obtained by dividing the Net Share Amount by the Ten Day Weighted Average Price. Additional Cash will be an amount in U.S. dollars, rounded to the nearest whole cent, equal to the difference between (i) the Net Share Amount and (ii) the number of Net Shares multiplied by the Ten Day Weighted Average Price. Holders of Notes will not receive fractional shares upon conversion of Notes. In lieu of fractional shares, holders will receive the Additional Cash described in the second preceding sentence.

The following provides a hypothetical illustration of the conversion value calculation for the New Notes. The illustration is based on hypothetical data and should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the conversion value, based on the hypothetical data, and should not be used or relied upon for any other purpose.

Assumed aggregate principal amount of New Notes to be converted	$130,000

x – assumed aggregate principal amount of New Notes to be converted divided by $1,000	130

y – assumed conversion rate at the time of conversion	71.9466

z – the hypothetical Ten Day Weighted Average Price	$22.07

Conversion value	$206,421.99

Principal Return	$130,000

Net Share Amount	$76,421.99

Net Shares	3,462

Additional Cash	$15.65

Conversion Rate Adjustments

The conversion rate will be subject to adjustment for, among other things:

•	dividends (and other distributions) payable in Class A common shares on shares of our capital stock;

•	the issuance to all holders of our Class A common shares of rights, options or warrants entitling them to subscribe for or purchase our Class A common shares at less than the then Current Market Price of such Class A common shares (determined as provided in the new indenture) as of the record date for shareholders entitled to receive such rights, options or warrants;

•	subdivisions, combinations and reclassifications of our Class A common shares;

•	distributions to all holders of our Class A common shares of evidences of indebtedness of American Greetings, capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations as discussed below);

•	distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the immediately preceding clause, or cash distributed upon a merger or consolidation as discussed below) to all holders of our Class A common shares in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 12 month period in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our Class A common shares concluded within the preceding 12 month period in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the Current Market Price per share of the Class A common shares on the record date for such distribution and the number of shares of Class A common shares then outstanding); and

•	the successful completion of a tender offer made by us or any of our subsidiaries for our Class A common shares which involves an aggregate consideration that, together with any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our Class A common shares expiring within the 12 month period preceding the expiration of such tender offer in respect of which no adjustment has been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered New Notes of any adjustments.

In case of any consolidation or merger of American Greetings with or into another entity or any merger of another entity into American Greetings (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our Class A common shares), or in case of any sale or transfer of all or substantially all our assets, each New Note then outstanding will become convertible only into the value of the kind and amount of securities, cash and other property (the “Reference Property”) receivable upon such consolidation, merger, conveyance, sale, transfer or lease by a holder of a number of Class A common shares equal to a fraction whose denominator is one thousand (1,000) and whose numerator is the product of the principal amount of such Note and the Conversion Rate in effect immediately prior to such consolidation, merger, conveyance, sale, transfer or lease. After the effective time of such consolidation, merger, conveyance, sale, transfer or lease, the Principal Return payable upon conversion of a Note will continue to be payable in cash. The Principal Return and the Net Share Amount, if any, will be calculated based on a conversion value which has been calculated by substituting the fair value of the Reference Property payable with respect to one Class A common share in connection with such consolidation, merger, conveyance, sale, transfer or lease as of the date of such event (adjusted, if appropriate, to take into account the occurrence during the period between the date of such consolidation, merger, conveyance, sale, transfer or lease and the applicable conversion date of any stock dividends, stock splits, stock combinations or other similar events, the “Reference Property Value”) for the Ten Day Weighted Average Price and otherwise in accordance with the provisions applicable to such conversion prior to such consolidation, merger, conveyance, sale, transfer or lease. The obligation to deliver the Net Shares, if any, in respect of the Net Share Amount in connection with such conversion, will be satisfied by payment in the form of the Reference Property and based on the Reference Property Value.

We may increase the conversion rate for any period of at least 20 days, upon at least 15 days’ notice, if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of New Notes at least 15 days’ notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our Class A common shares exceeds the conversion price by 105% in connection with an event which otherwise would be a Change in Control, as defined below.

We may also increase the conversion rate for the remaining term of the New Notes or any shorter period in order to avoid or diminish any income tax to any holders of Class A common shares resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. If at any time we make a distribution of property to our shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets of American Greetings, but generally not stock dividends on Class A common shares or rights to subscribe for Class A common shares, and, pursuant to the adjustment provisions of the new indenture, the conversion price (as defined in the new indenture) of the New Notes is reduced, that reduction may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of Notes. See “Certain United States Federal Income Tax Considerations—Dividends on Class A common shares.”

Subordination

The New Notes are subordinated and, as a result, the payment of the principal of, and any premium and interest on the New Notes, including the Principal Return due upon conversion together with any amount payable on any redemption or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of all our Senior Indebtedness. The New Notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. As of February 28, 2006, we had approximately $300 million of senior debt outstanding and the aggregate amount of liabilities of our subsidiaries was approximately $82 million, including trade payables.

“Senior Indebtedness” is defined in the new indenture to mean: the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the new indenture or thereafter created, incurred or assumed:

•	all of our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a security or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

•

all of our obligations (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities (including reimbursement obligations with respect to the foregoing);

•	all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business);

•	all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

Senior Indebtedness will not include the New Notes, the Old Notes or any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the New Notes.

We may not make any payment on account of principal, premium, if any, or interest on the New Notes (including, without limitation, payment of the Principal Return due upon conversion), or redemption or repurchase of the New Notes, if either of the following occurs:

•	we default in our obligations to pay principal, premium, interest or other amounts on our Senior Indebtedness, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

•	any other default occurs and is continuing on any Designated Senior Indebtedness (as defined below) and (1) the default permits the holders of the Designated Senior Indebtedness to accelerate its maturity and (2) the Trustee has received a notice (a “Payment Blockage Notice”) of the default from American Greetings, the holder of such debt or such other person permitted to give such notice under the new indenture.

If payments of the New Notes have been blocked by a payment default on Senior Indebtedness, payments on the New Notes may resume when the payment default has been cured or waived or ceases to exist. If payments on the New Notes have been blocked by a nonpayment default, payments on the New Notes may resume on the earlier of (1) the date the nonpayment default is cured or waived or ceases to exist or (2) 179 days after the Payment Blockage Notice is received if the maturity of the Designated Senior Indebtedness has not been accelerated.

No nonpayment default that existed on the day a Payment Blockage Notice was delivered to the Trustee can be used as the basis for any subsequent Payment Blockage Notice. In addition, once a holder of Designated Senior Indebtedness has blocked payment on the New Notes by giving a Payment Blockage Notice, no new period of payment blockage can be commenced pursuant to a subsequent Payment Blockage Notice until both of the following are satisfied:

•	365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

•	all scheduled payments of principal, any premium and interest with respect to the New Notes that have come due have been paid in full in cash.

“Designated Senior Indebtedness” means our obligations under any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party), whether or not executed contemporaneously with the incurrence of such Senior Indebtedness, expressly provides that such indebtedness shall be “Designated Senior Indebtedness” for purposes of the new indenture. The instrument, agreement or other document evidencing any Designated Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

In addition, upon any acceleration of the principal due on the New Notes as a result of an Event of Default or upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all Senior Indebtedness must be paid in full before holders of New Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness are likely to recover more, ratably, than the holders of New Notes are, and holders of the New Notes will be likely to experience a reduction or elimination of payments on the New Notes.

Further, the New Notes will be “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and the right of the holders of the New Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case its claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

The new indenture does not limit our ability to incur Senior Indebtedness or our ability or the ability of our subsidiaries to incur any other indebtedness.

Redemption

We may not optionally redeem the New Notes at any time.

No sinking fund is provided for the New Notes.

We may, to the extent permitted by applicable law, at any time purchase New Notes in the open market, by tender at any price or by private agreement. Any New Notes that we purchase may, to the extent permitted by applicable law, be re-issued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any New Note surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

Payment of Principal and Interest

We will make all payments of principal and interest on the registered New Notes by U.S. dollar check drawn on an account maintained at a bank in New York City. If a holder of the New Notes holds the registered New Note with a face value greater than $2,000,000, at the holder’s request we will make payments of principal or interest to the holder of the New Notes by wire transfer to an account maintained by the holder at a bank in New York City. Payment of any interest on the New Notes will be made to the person in whose name the New Notes, or any predecessor New Notes, is registered at the close of business on the July 1, 2006, the Regular Record Date (whether or not a business day). If holders of the New Notes hold a registered New Note with a face value in excess of $2,000,000 and holders of the New Notes would like to receive payments by wire transfer, holders will be required to provide the Trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

Payments on any global New Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holders under the new indenture. Under the terms of the new indenture, we and the Trustee will treat the persons in whose names the New Notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any of its agents or the Trustee’s agents has or will have any responsibility or liability for (1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global note, or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We will not be required to make any payment on the New Notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

All moneys deposited with the Trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any New Note which remains unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and holders of the New Notes will then look only to us for payment.

Paying Agent and Conversion Agent

We have appointed the Trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the New Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the New Notes has been made available for payment and either paid or returned to us as provided in the new indenture, the Trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of the New Notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “—Notice to Investors” below.

Repurchase at Option of Holders Upon a Change in Control

If a Change in Control (as defined below) occurs, holders of the New Notes will have the right, at their option, to require us to repurchase all of their New Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the New Notes to be repurchased plus interest and liquidated damages, if any, accrued to the repurchase date.

At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our Class A common shares valued at 95% of the average of the closing prices of our Class A common shares for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common shares if we satisfy conditions provided in the new indenture.

Within 30 days after the occurrence of a Change in Control, we are obligated to give to holders of the New Notes notice of the Change in Control and of the repurchase right arising as a result of the Change in Control and to make a public announcement thereof by release made to Reuters Economic Services and Bloomberg Business News. We must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, holders of the New Notes must deliver on or before the 30th day after the date of our notice irrevocable written notice to the Trustee exercising their repurchase right, together with the New Note with respect to which the right is being exercised. We are required to repurchase the New Notes on the date that is 45 days after the date of our notice.

The new indenture provides that a Change in Control will be deemed to have occurred at the time after the New Notes are originally issued that any of the following occurs:

1.	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of such capital stock that is entitled to vote generally in elections of directors, other than (i) an acquisition by us, any of our subsidiaries or any of our employee benefit plans or (ii) any such acquisition by Morry Weiss, Judith A. Weiss, Harry H. Stone, Gary Weiss, Jeffrey Weiss, Zev Weiss, Elie Weiss and the Irving I. Stone Limited Liability Co. (collectively, the “Principals”) or any person controlled by any of the Principals, so long as any such acquisition does not result, directly or indirectly, in a “going private transaction” within the meaning of the Exchange Act; or

2.	We merge or consolidate with or into any other person, any other person merges into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and pursuant to which the holders of our Class A common shares immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of our outstanding Class A common shares solely into common shares of the surviving entity.

However, a Change in Control will not be deemed to have occurred if either (A) the closing price per share of our Class A common shares for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of a Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the New Notes in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a Change in Control under clause (1) and/or clause (2) above consists of shares of the acquirer’s common stock traded on a national securities exchange or quoted on The Nasdaq National Market (or will be so traded or quoted immediately following such merger or consolidation) and as a result of such merger or consolidation the New Notes become convertible into the Principal Return and such common stock (if any), in each case, calculated assuming such common stock is the Reference Property.

For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate;

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 13 (d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of its assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of holders of the New Notes to require us to repurchase their New Notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The foregoing provisions would not necessarily provide holders of the New Notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect holders of the New Notes.

Our ability to repurchase the New Notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control could result in or cause an event of default under, or be prohibited or limited by, the terms of our Senior Indebtedness. As a result, unless we were to obtain a waiver, a repurchase of the New Notes could be prohibited under the subordination provisions of the new indenture until the Senior Indebtedness is paid in full. Although we have the right to repurchase the New Notes with our Class A common shares, subject to certain conditions, we cannot assure holders of the New Notes that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the New Notes that might be delivered by holders of the New Notes seeking to exercise the repurchase right. If we were to fail to repurchase the New Notes when required following a Change in Control, an Event of Default under the new indenture would occur, whether or not such repurchase were permitted by the subordination provisions of the new indenture. Any such default may, in turn, cause a default under our Senior Indebtedness. See “—Subordination.”

Mergers and Sales of Assets

We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person unless:

•	the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the New Notes and the performance of its other covenants under the new indenture; and

•	immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

Events of Default

The following will be Events of Default under the new indenture:

•	we fail to pay principal of or premium, if any, on any New Note when due, whether or not prohibited by the subordination provisions of the new indenture;

•	we fail to pay any interest on any New Note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the new indenture;

•	we fail to provide notice of a Change in Control, whether or not such payment is prohibited by the subordination provisions of the new indenture;

•	we fail to perform any other covenant in the new indenture, which failure continues for 60 days after written notice as provided in the new indenture;

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantee thereof) by American Greetings in an aggregate principal amount in excess of $20,000,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 60 days after notice as provided in the new indenture; and

•	certain events of bankruptcy, insolvency or reorganization involving American Greetings.

Subject to the provisions of the new indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the new indenture at the request or direction of any holder of the New Notes, unless the holder of the New Notes shall have offered reasonable indemnity to the Trustee. Subject to providing indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default, other than an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to American Greetings occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding New Notes may, subject to the subordination provisions of the new indenture, accelerate the maturity of the New Notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding New Notes may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the non-payment of principal of the New Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the new indenture. If an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to us occurs, then the principal of, and accrued interest on, the New Notes will automatically become immediately due and payable without any declaration or other act on the part of the Holders of the New Notes or the Trustee. For information as to waiver of defaults, see “—Meetings, Modification and Waiver.”

Holders of the New Notes will not have any right to institute any proceeding with respect to the new indenture, or for any remedy under the new indenture, unless holders of the New Notes give the Trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding New Notes has made written request, and offered reasonable indemnity, to the Trustee to institute proceedings, and the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding New Notes a direction inconsistent with the written request and shall have failed to institute such proceeding within 60 days. However, these limitations do not apply to a suit instituted by holders of the New Notes for the enforcement of payment of the principal of, premium, if any, or interest on the New Notes on or after the respective due dates expressed in the New Notes or a New Note holder’s right to convert the New Notes in accordance with the new indenture.

We will be required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the new indenture and as to any default in such performance.

Meetings, Modification and Waiver

The new indenture contains provisions for convening meetings of the holders of the New Notes to consider matters affecting their interests.

Certain limited modifications of the new indenture may be made without the necessity of obtaining the consent of the holders of the New Notes. Other modifications and amendments of the new indenture may be made, and certain past defaults by us may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the New Notes at the time outstanding or (ii) by the adoption of a resolution, at a meeting of holders of the New Notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the New Notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the New Notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

However, a modification or amendment requires the consent of the holders of each outstanding New Note affected if it would:

•	change the stated maturity of the principal of or interest on a New Note;

•	reduce the principal amount of, or any premium or interest on, any New Note;

•	reduce the amount payable upon a redemption or mandatory repurchase;

•	modify the provisions with respect to the repurchase rights of holders of the New Notes in a manner adverse to the holders;

•	change the place or currency of payment on a New Note;

•	impair the right to institute suit for the enforcement of any payment on any New Note;

•	modify the obligation to maintain an office or agency in New York City;

•	adversely affect the right to convert the New Notes;

•	reduce the above-stated percentage of the principal amount of the holders of the New Notes whose consent is needed to modify or amend the new indenture;

•	reduce the percentage of the principal amount of the holders of the New Notes whose consent is needed to waive compliance with certain provisions of the new indenture or to waive certain defaults; or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of the New Notes at which a resolution is adopted.

The holders of the New Notes either through written consent of a majority in aggregate principal amount of the outstanding New Notes or by the adoption of a resolution, at a meeting of holders of the outstanding New Notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the New Notes represented at such meeting may waive any past default under the new indenture, except a default in the payment of principal, premium, if any, or interest which has not been cured or in respect of a provision which cannot be modified or amended without the consent of all the holders of the New Notes affected.

Notice to Investors

Notice to holders of the registered New Notes will be given by mail to the addresses as they appear in the security register. Such notices will be deemed to have been given at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, registered or certified with postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by nationally recognized overnight air courier guaranteeing next day delivery.

Replacement of New Notes

We will replace any New Note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated New Note or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed New Note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the New Note before a replacement note will be issued.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the New Notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

The new indenture and the New Notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and Transfer Agent

U.S. Bank National Association, as trustee under the new indenture, has been appointed by us as paying agent, conversion agent and registrar with regard to the New Notes. The New Notes are effectively subordinated to the prior claim of the trustee to receive compensation and reimbursement for reasonable expenses, disbursements and advances and to be indemnified by us as provided in the new indenture. National City Bank is the transfer agent and registrar for our Class A common shares and our Class B common shares. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

No Transfer Restrictions

The New Notes will be freely transferable by any person that is not our affiliate and not subject to any transfer restrictions. The New Notes will be represented by a single CUSIP number. Similarly, all of our Class A common shares issuable upon conversion of the New Notes will be freely transferable by any person that is not our affiliate and not subject to any transfer restrictions.

THE EXCHANGE OFFER

General

We are relying on Section 3(a)(9) of the Securities Act, to exempt the Exchange Offer from the registration requirements of the Securities Act. Securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. All of the Old Notes are freely transferable, either because they have been resold pursuant to the shelf registration statement referred to below filed with the SEC on August 28, 2001 or because they have been held by non-affiliates of American Greetings for over two years and therefore are eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act. Accordingly, all of the New Notes issued in this Exchange Offer will be freely transferable and will be represented by a single unrestricted CUSIP number.

On July 25, 2001, we completed the original offering of Old Notes. The offering was made pursuant to Rule 144A under the Securities Act and was not registered under the Securities Act. We filed a registration statement with the SEC covering resales of the Old Notes and our common shares issuable upon exchange of the Old Notes that became effective on October 23, 2001. Under the Registration Rights Agreement dated June 29, 2001 by and between us, Goldman, Sachs & Co., NatCity Investments, Inc. and McDonald Investments Inc., our obligation to keep such registration statement effective has ended.

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this offering memorandum and the accompanying Letter of Transmittal, to exchange $1,000 principal amount at maturity of New Notes for each $1,000 principal amount at maturity of validly tendered and accepted Old Notes. We are offering to exchange all of the Old Notes. However, the Exchange Offer is subject to the conditions described in this offering memorandum.

You may tender all, some or none of your Old Notes, subject to the terms and conditions of the Exchange Offer. Holders of Old Notes must tender their Old Notes in a minimum $1,000 principal amount and multiples thereof.

The Exchange Offer is not being made to, and we will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our board of directors approved the making of the Exchange Offer. However, neither our board of directors nor any committee thereof makes any recommendation as to whether you should tender Old Notes pursuant to the Exchange Offer. You must make the decision whether to tender Old Notes and, if so, how many Old Notes to tender.

We expect there to be potential accounting benefits to us with New Notes relative to Old Notes:

•	The reduction to share dilution associated with net share settlement upon conversion of the New Notes may result in higher reported earnings per share.

•	Prior to potential conversions of the New Notes, the method of computing diluted earnings per share for the New Notes, in accordance with EITF 90-19 would result in higher reported diluted earnings per share.

Conditions

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange Old Notes tendered pursuant to the Exchange Offer and may terminate the Exchange Offer on or prior to the Expiration Date, if any of the following conditions has occurred, or the occurrence thereof has not been waived by us in our sole discretion, on or prior to the Expiration Date:

•	there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which (1) challenges the making of the Exchange Offer or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer or otherwise adversely affects in any material manner the Exchange Offer or (2) in our reasonable judgment will, or is reasonably likely to, materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Exchange Offer;

•	there shall have occurred or be reasonably likely to occur any event affecting our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or is reasonably likely to, materially impair the contemplated benefits of the Exchange Offer to us;

•	there shall have occurred any development which would, in our reasonable judgment, adversely affect our business;

•	there shall have occurred, in each case, in our reasonable judgment:

•	any general suspension of or limitation on trading in securities in the United States securities or financial markets (whether or not mandatory),

•	any material adverse change in the price of the Old Notes,

•	a material impairment in the trading market for debt securities,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory),

•	any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States,

•	a commencement of a war, armed hostilities, act of terrorism or other national or international crisis directly or indirectly relating to the United States,

•	any material adverse change in United States securities or financial markets generally,

•	any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would be likely to materially impair the contemplated benefits of the Exchange Offer, or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, an acceleration or worsening thereof; or

•	the Trustee for the Old Notes shall have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the acceptance of, or the exchange for, the Old Notes.

The conditions to the Exchange Offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the Exchange Offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

If any of the foregoing conditions occurs, we may, at any time before the expiration of the Exchange Offer:

•	terminate the Exchange Offer and return all tendered Old Notes to the holders thereof;

•	modify, extend or otherwise amend the Exchange Offer and retain all tendered Old Notes until the Expiration Date, as may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration Date; Extensions; Amendments; Termination” and “—Withdrawal of Tenders” below); or

•	waive the occurrence of the condition and accept at the expiration of the Exchange Offer all Old Notes tendered and not previously validly withdrawn.

Except for the requirements of applicable United States federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Exchange Offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments; Termination

The Expiration Date for the Exchange Offer is 5:00 p.m., New York City time, on May 12, 2006, unless the period for the Exchange Offer is extended, in which case, the Expiration Date shall mean the latest date and time to which the Exchange Offer is extended.

To extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

We reserve the right, in our sole discretion, to (1) delay acceptance of any Old Notes, (2) extend the Exchange Offer, (3) terminate the Exchange Offer or (4) amend the Exchange Offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by oral or written notice thereof to the exchange agent.

If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will (1) promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and (2) extend the Exchange Offer for a period of five to twenty business days, depending on the significance of the amendment, if the Exchange Offer would otherwise have expired during such five to twenty business day period.

Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

Interest on the New Notes will accrue from January 15, 2006, the last date on which interest was paid on the Old Notes. Interest on the New Notes is payable on July 15, 2006, which, as the maturity date will also be the only date on which interest is paid on the New Notes. Because July 15, 2006, is a Saturday, payment of interest on the New Notes will be made on the next business day, July 17, 2006, with the same force and effect as if made on July 15, 2006. No interest will accrue on the payment for the additional period of time.

Exchange Fee

Subject to consummation of the Exchange Offer, if you validly tender your Old Notes and do not withdraw your tender prior to the Expiration Date, you will receive an exchange fee equal to $3.75 per $1,000 of principal amount of the Old Notes that you tender as soon as practicable after the consummation of the Exchange Offer. If your Old Notes are not received by the exchange agent prior to the Expiration Date, or if you withdraw your tender of the Old Notes prior to the Expiration Date, you will not receive the exchange fee. The maximum amount of funds that may be used if the entire approximately $175,000,000 aggregate principal of the Old Notes are tendered in the Exchange Offer and not withdrawn prior to the consummation will be approximately $656,250. The source of the funds will come from cash on hand.

Procedures for Tendering

To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon medallion guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of such Old Notes into the exchange agent’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO US. Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The Letter of Transmittal need not be completed if the Old Notes are being tendered by book-entry transfer to the account maintained by the exchange agent at The Depository Trust Company pursuant to the procedures set forth below and an “agent’s message” is delivered to the exchange agent as described below.

The tender by a holder of Old Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”) unless the Old Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by American Greetings, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

In addition, we reserve the right, in our sole discretion, subject to the provisions of the old indenture, to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of New Notes for Old Notes tendered by a Letter of Transmittal, by executing and delivering a Letter of Transmittal (or agreeing to the terms of a Letter of Transmittal pursuant to an agent’s message), a tendering holder of Old Notes:

•	irrevocably sells, assigns and transfers to or upon the order of American Greetings all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Old Notes tendered thereby;

•	waives any and all rights with respect to the Old Notes;

•	releases and discharges American Greetings and the Trustee with respect to the Old Notes from any and all claims such holder may have, now or in the future, arising out of or related to the Old Notes;

•	represents and warrants that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the New Notes are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged in the Exchange Offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the Exchange Offer, delivery of your Old Notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the Expiration Date with respect to the Exchange Offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•	the Letter of Transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Old Notes and the holder(s) has not completed the portion entitled “Special Issuance and Payment Instructions” on the Letter of Transmittal; or

•	the Old Notes are tendered for the account of an “Eligible Guarantor Institution” (defined in Instruction 3 of the Letter of Transmittal).

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Old Notes. See “The Exchange Offer—Conditions.” For purposes of the Exchange Offer, the Old Notes shall be deemed to have been accepted as validly tendered for exchange when American Greetings gives oral or written notice to the exchange agent.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after the exchange agent has timely received a Book-Entry Confirmation of such Old Notes into its account at the Book-Entry Transfer Facility and a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility promptly after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this offering memorandum. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address listed on the back cover page of this offering memorandum, on or prior to the Expiration Date.

Effect of Tender

Any valid tender by a holder of Old Notes that is not validly withdrawn prior to the Expiration Date of the Exchange Offer will constitute a binding agreement between that holder and American Greetings upon the terms and subject to the conditions of this offering memorandum and the Letter of Transmittal. The acceptance of the Exchange Offer by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes pursuant to the Exchange Offer, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Withdrawal of Tenders

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. If you withdraw your tender of the Old Notes prior to the Expiration Date, you will not receive the exchange fee.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under “The Exchange Offer—Exchange Agent.” Any such notice of withdrawal must specify:

•	the name and number of the account at the Book-Entry Transfer Facility from which the Old Notes were tendered;

•	identify the principal amount of the Old Notes to be withdrawn; and

•	specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such Book-Entry Transfer Facility.

All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by American Greetings, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Book-Entry Transfer” at any time on or prior to the Expiration Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Notes to us in the Exchange Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New Notes in book-entry form are to be registered in the name of any person other than the person signing the Letter of Transmittal; or

•	if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Notes tendered by such holder.

Exchange Agent

Global Bondholder Services Corporation has been appointed the exchange agent for the Exchange Offer. Any Letter of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address listed on the back cover page of this offering memorandum.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the Exchange Offer. Questions concerning tender procedures and requests for additional copies of this offering memorandum or the Letter of Transmittal should be directed to the information agent at the address listed on the back cover page of this offering memorandum. Holders of Old Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offer.

Financial Advisor

We have retained UBS Securities LLC as our exclusive financial advisor in connection with the Exchange Offer. We are paying UBS Securities LLC customary fees for its services and have agreed to indemnify them for certain liabilities. UBS Securities LLC’s compensation is in no way contingent on the results or the success of the Exchange Offer. UBS Securities LLC has not been retained to, and will not, solicit acceptances of the Exchange Offer or make any recommendation with respect thereto.

Fees and Expenses

We will bear the expenses of the Exchange Offer. We will pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

Tendering holders of Old Notes will not be required to pay any expenses of soliciting tenders in the Exchange Offer. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

Solicitation

The Exchange Offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Old Notes. We have not retained any dealer, manager or other agent to solicit tenders with respect to the Exchange Offer. The principal solicitation is being made by mail. The exchange agent will mail solicitation materials on our behalf. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of American Greetings and our subsidiaries.

DESCRIPTION OF OUR CAPITAL STOCK

Common Shares

American Greetings Corporation, an Ohio corporation, has authorized capital stock consisting of 203,432,968 common shares, classified as 187,600,000 Class A common shares, par value $1.00 per share, and 15,832,968 Class B common shares, par value $1.00 per share. As of April 3, 2006, 53,941,903 Class A common shares were issued and outstanding and held by approximately 4,959 holders of record. These shares are listed on the New York Stock Exchange under the ticker symbol “AM.” Each Class A common share is entitled to one vote on all matters presented to shareholders. Holders of Class A common shares have no pre-emptive rights to purchase or have offered to them for purchase any stock of any class of American Greetings, and the Class A common shares are neither redeemable nor convertible into any other securities.

As of April 3, 2006, 4,217,067 Class B common shares were issued and outstanding and held by approximately 146 holders of record. There is no public trading market for the Class B common shares, which are held by members of our founder’s extended family, our officers and directors and their extended family members, family trusts, institutional investors and certain other persons. Each Class B common share is entitled to ten votes on all matters presented to shareholders and is convertible at the option of the holder to one Class A common share; provided, however, that the holder must first tender the share to American Greetings pursuant to its right to repurchase the share at the then-market value for the Class A common shares. Class B common shares may only be transferred by the holder to American Greetings or certain permitted transferees, a group which generally includes members of the holder’s extended family, family trusts and certain charities. Subject to the restrictions below, we may issue or transfer Class B common shares to any person, including pursuant to our employee and dividend reinvestment plans. We may not issue additional Class B common shares, unless at the same time we also issue Class A common shares in an amount sufficient to prevent any reduction in the then existing relative voting power of the holders of Class A common shares and reserve a sufficient number of additional authorized but unissued Class A common shares for issuance on conversion of the newly issued Class B common shares. This limitation does not apply to issuances of Class B common shares held in treasury. Each holder of Class B common shares has a pre-emptive right to purchase any Class B common shares (other than treasury shares) offered by us for cash, in proportion to his respective holdings of all Class B common shares.

Any proposal to amend our Articles of Incorporation to increase the authorized number of Class A common shares or Class B common shares requires the approval of at least two-thirds of the then outstanding shares of each class, voting separately as a class.

Generally, in all other respects Class A common shares and Class B common shares are identical and have similar rights, privileges, qualifications, limitations and restrictions. Management may not declare a share dividend, split or combination with respect to either class of our capital stock, unless a corresponding action is taken with respect to the other class. Holders of each class are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of American Greetings, a holder of shares of either class of our capital stock is entitled to share ratably in the entire net assets of American Greetings, after payment in full of all of our liabilities. All outstanding shares are fully paid and nonassessable.

Anti-Takeover Provisions

Articles of Incorporation and Regulations

Our articles of incorporation and code of regulations contain provisions that may have anti-takeover effects. For example, under our code or regulations, our board of directors is classified into three classes consisting of not less than three directors each, with one class being elected each year. These provisions regarding directors may be amended only by holders entitled to vote at least two-thirds of the voting power of American Greetings on such matter. Under certain circumstances, including adequate notice to American Greetings in advance of a shareholders’ meeting to vote for the election of directors, a holder of either class of our capital stock may cause cumulative voting in such election of directors to be invoked. Additionally, our code of regulations has special advance notice requirements to nominate directors. These provisions may also have the effect of delaying, deferring or preventing a takeover attempt or change in control.

Ohio’s Anti-Takeover Laws

As an Ohio corporation, we are subject to the provisions of Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute.” The Ohio Control Share Acquisition Statute provides that notice and information filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of the voting power;

•	one-third or more but less than a majority of the voting power;

•	a majority or more of the voting power.

The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Ohio Control Share Acquisition Statute.

We are also subject to Chapter 1704 of the Ohio Revised Code, known as the “Merger Moratorium Statute.” If a person becomes the beneficial owner of 10% or more of an issuer’s shares without the prior approval of its board of directors, the Merger Moratorium Statute prohibits the following types of transactions for at least three years if they involve both the issuer and either the acquirer or anyone affiliated or associated with the acquirer:

•	the sale or acquisition of an interest in assets owned or controlled by the issuer or the acquirer meeting thresholds specified in the statute;

•	mergers and similar transactions;

•	a voluntary dissolution;

•	the issuance or transfer of shares or any rights to acquire shares of the issuer having a fair market value at least equal to 5% of the aggregate fair market value of the issuer’s outstanding shares;

•	a transaction that increases the acquirer’s proportionate ownership of the issuer; and

•	the provision of any other benefit to the acquirer that is not shared proportionately by all shareholders.

The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders. The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common shares is National City Bank. National City’s mailing address is P.O. Box 92301, Cleveland, Ohio 44193-0900 and its telephone number is 800-622-6757.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain United States federal income tax consequences to holders who participate, or determine not to participate, in the Exchange Offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that hold the Old Notes, or will hold the New Notes, as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (i) United States federal income tax consequences to a Non-U.S. Holder (as defined below) that (A) is engaged in the conduct of a United States trade or business, (B) is a “controlled foreign corporation” for United States federal income tax purposes, or (C) is a nonresident alien individual and such holder is present in the United States for 183 or more days during the taxable year, or (ii) state, local, or foreign tax considerations. This summary assumes that a holder has held its Old Notes and will hold its New Notes as “capital assets” (generally, property held for investment). Each holder is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences to holders who participate, or determine not to participate, in the Exchange Offer.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a New Note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

General

Characterization of the Exchange

Under United States federal income tax law, an exchange of an old debt instrument for a new debt instrument will be treated as an exchange which may be subject to tax if the terms of the new debt instrument differ from the terms of the old debt instrument in a manner that is “significant” taking into account all of the pertinent facts and circumstances. In the case of an exchange offer where the issuer of an old debt instrument pays a fee to induce a holder to participate in the exchange, such as in the case of the Exchange Offer, the Treasury regulations require that the fee be taken into account in determining whether the effect of the exchange is economically significant to the parties. The Treasury regulations provide that where the yield to maturity taking into account the fee of the debt instrument increases by more than 25 basis points over the remaining term of the instrument, the modification of the debt instrument will be treated as “significant” and the exchange may be subject to tax.

Although the exchange is a significant modification of the Old Note and may be subject to tax, we intend to treat the exchange of the New Note for the Old Note as a tax-free exchange of “securities” pursuant to the “recapitalization” of American Greetings. Whether the exchange is a “recapitalization” depends on, among other things, whether the Old Note and the New Note are “securities” for federal income tax purposes. The rules for determining whether a debt instrument is a “security” are not entirely clear. The determination of whether a debt instrument is a “security” is based on an overall evaluation of the facts and circumstances particular to the debt instrument.

While the matter is not free from doubt, we believe, based on a published Internal Revenue Service (“IRS”) ruling addressing analogous circumstances, that, the New Notes represent a continuation of the Old Note holder’s investment in American Greetings in substantially the same form as the Old Note and therefore the New Notes should be treated as a “securities” received in exchange for “securities” in a “recapitalization” of American Greetings. Holders of the Old Notes should consult their tax advisors concerning the appropriate tax treatment of the exchange.

Consequences to Tendering U.S. Holders

Receipt of Exchange Fee

Although the treatment of the exchange fee for United States federal income purposes is unclear, we intend to treat the exchange fee as the payment of a “fee,” in consideration for modifying the terms of the Old Notes. Accordingly, under this treatment, a U.S. Holder will be required to include the exchange fee in ordinary income, for United States federal income tax purposes, in the taxable year in which the exchange fee is accrued or received in accordance with such U.S. Holder’s regular method of tax accounting.

Exchange of Old Notes for New Notes

Assuming the Old Notes and New Notes are “securities,” the exchange is treated as a “recapitalization” and the payment of the exchange fee is not treated as part of the exchange, a U.S. Holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer will generally (i) not recognize any gain or loss as a result of such exchange, (ii) have a holding period for the New Notes that includes the holding period of the Old Notes, and (iii) have a aggregate tax basis in the New Notes equal to the adjusted tax basis in the Old Notes tendered in exchange therefore. If the exchange fee is treated as part of the exchange and not as a separate payment, it would be treated as taxable to a U.S. Holder as capital gain up to the amount of any gain realized in the exchange, and the remainder would reduce the holder’s basis in the New Notes. In addition, if any portion of the New Notes is treated as having been issued in respect of accrued and unpaid interest on the Old Notes, such portion would be treated as interest received by an exchanging U.S. Holder, which would be treated as ordinary income. Although there is no direct authority, we believe no portion of the New Notes will be treated as issued in respect of accrued and unpaid interest on the Old Notes, and therefore, U.S. Holders should not recognize interest income as a result of the exchange.

We believe that the Old Notes and New Notes will be treated as “publicly traded” under the Treasury regulations and, therefore, if contrary to our belief, either an Old Note or a New Note is not treated as a “security” or the exchange is not treated as “recapitalization” for federal income tax purposes, a holder will be treated as having disposed of the Old Note for property with a fair market value equal to the fair market value of the New Note and will recognize gain equal to the difference between the fair market value of the New Note and the adjusted tax basis in the Old Note. In that case, the holder will have an adjusted tax basis in the New Note equal to the fair market value of the New Note and the holding period in the New Note will commence the day after the exchange.

Market Discount

Assuming the Old Notes and the New Notes are “securities” and the exchange is treated as a “recapitalization,” a New Note will be treated as having market discount in the hands of a holder if such holder had originally purchased the Old Note that was tendered in exchange for such New Note (other than at original issue) at a discount to the stated principal amount at maturity of such Old Note in excess of a statutorily defined de minimis amount.

Conversion of New Notes for Class A Common Shares and Cash

If a U.S. Holder converts New Notes, and we deliver a combination of cash and common shares in satisfaction of our conversion obligation, the U.S. Holder will generally not recognize loss, but will generally recognize any gain, which would be treated as capital gain (except to the extent of accrued “market discount” not previously included in income), on New Notes so converted in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the Class A common shares received upon the exchange plus cash received over the adjusted tax basis in New Notes tendered in exchange therefor) or (ii) cash received. Such gain will be long-term if the holder’s holding period in respect of such New Notes is more than one year. A holder’s tax basis in the Class A common shares received should generally equal the adjusted tax basis in New Notes tendered in exchange therefor, decreased by the cash received, and increased by any gain recognized. A holder’s holding period in the Class A common shares received upon conversion of New Notes will generally include the holding period of New Notes so converted.

Sale, Exchange, or other Disposition of New Notes or Class A Common Shares

Upon the sale, exchange, or other disposition of New Notes (other than a conversion of New Notes into our Class A common shares and cash, as described above) or our Class A common shares previously received pursuant to a conversion of New Notes, a U.S. Holder will generally recognize gain, which would be treated as capital gain (except to the extent of accrued market discount not previously included in income), or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such disposition and (ii) the holder’s adjusted tax basis in New Notes or Class A common shares previously received pursuant to a conversion of New Notes. Such gain or loss will be long-term if the holder’s holding period in respect of such New Notes or Class A common stock is more than one year.

Sale, or Other Disposition of New Notes Amounts Received Attributable to Accrued But Unpaid Interest

Class A common shares or cash received upon a sale or other disposition of New Notes which is attributable to accrued but unpaid interest on New Notes will be excluded from the amount realized upon such disposition. Any such cash or Class A common shares received will be deemed to be a payment in respect of such accrued but unpaid interest and, in the case of a cash method holder, will be subject to tax as ordinary interest income upon receipt. The holder’s tax basis in any such Class A common shares received will be equal to the amount of the interest income attributable thereto and the holding period of the Class A common shares will commence on the day after the date of disposition.

Repurchase of New Notes Upon a Change of Control Using Class A Common Shares

If holders of the New Notes exercise their right to require us to repurchase the New Notes upon a change of control, we may, in lieu of paying the repurchase price in cash, use Class A common shares to repurchase the New Notes if certain conditions are met. In the event we elect to use stock (rather than cash) to repurchase the New Notes, the U.S. federal income tax treatment of the receipt of the stock to the holders of the New Notes will depend upon whether the New Notes are “securities” within the meaning of the Code provisions relating to tax-free reorganizations. If the New Notes are “securities,” the repurchase of the New Notes with stock should qualify as a tax-free recapitalization. If, on the other hand, the New Notes are not “securities” within the meaning of such provisions, the repurchase of the New Notes with the stock will be a fully taxable transaction. The determination of whether a debt instrument is a “security” is based on an overall evaluation of the facts and circumstances particular to the debt instrument.

Although not free from doubt, in the event we use stock to repurchase a U.S. Holder’s New Notes, we believe that the transaction should qualify as a tax-free recapitalization and, accordingly, a holder of the New Notes will not recognize any gain or loss, except to the extent the Class A common shares are attributable to accrued interest on the New Notes, which will be recognized as ordinary interest income to the extent holders of the New Notes have not previously included the accrued interest in income. A holder’s tax basis in Class A common shares attributable to accrued interest generally will equal the amount of such accrued interest included in income and the holding period of such Class A common shares will begin on the day following the exchange date.

If, on the other hand, the repurchase of the New Notes with the Class A common shares does not qualify as a tax-free recapitalization, a U.S. Holder should recognize gain or loss on the repurchase of the New Notes using Class A common shares in an amount equal to the fair market value of the Class A common shares and any cash received in the repurchase minus such holder’s adjusted tax basis in the surrendered New Notes. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the New Notes have been held for more than one year. The deductibility of capital losses is subject to limitations. Holders of the New Notes must recognize ordinary interest income to the extent any Class A common shares or cash received is attributable to any interest accrued on the New Notes repurchased, to the extent such interest has not been included in the income of the holder. A holder’s initial tax basis in the Class A common shares received would be equal to its fair market value on the exchange date, and the holding period for the Class A common shares would begin on the day immediately after the exchange date.

Constructive Dividends

Holders of convertible debt instruments such as the New Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments generally will not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the New Notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, holders may be deemed to have received constructive distributions includible in income in the manner described below under “—Distributions Paid on Common Shares” even though such holders have not received any cash or property as a result of such adjustments. In addition, in certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution.

Distributions Paid on Common Shares

Cash distributions, if any, paid on our Class A common shares generally will be treated as dividend income to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Cash distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the holder’s adjusted tax basis in the common shares and thereafter as capital gain from the sale or exchange of such common shares. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. Dividends received by individual U.S. Holders before January 1, 2009, will generally be subject to tax at the lower applicable capital gains rate, provided certain holding period requirements are satisfied.

Consequences to Tendering Non-U.S. Holders

Receipt of Exchange Fee

As described above with respect to U.S. Holders, we currently intend to treat the exchange fee as a “fee” for United States federal income tax purposes. Accordingly, the exchange fee paid to a Non-U.S. Holder will be treated as subject to withholding of United States federal income tax at a 30% rate (or such lower rate as prescribed by an applicable United States income tax treaty). To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN prior to the payment of the exchange fee. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Exchange of Old Notes for New Notes

A Non-U.S. Holder participating in the Exchange Offer will generally not be subject to United States federal income tax on the gain, if any, recognized on exchange of the Old Notes for the New Notes.

Interest

Payments of interest on New Notes made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that the statement requirements set forth in section 871(h) or 881(c) of the Code are satisfied. Such statement requirements generally will be satisfied if the beneficial owner of New Notes certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements.

Dividends and Constructive Dividends

Dividends paid or constructive dividends deemed paid (see “Certain United States Federal Income Tax Consequences-Consequences to Tendering U.S. Holders-Constructive Dividends” above) to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate (or such lower rate as prescribed by an applicable United States income tax treaty). To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN prior to the payment of the exchange fee. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption, or Conversion of New Notes or Common Shares Received Upon Conversion of New Notes

Subject to the discussion of United States real property holding corporations below, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, a conversion of New Notes for stock and cash, or other disposition of New Notes or Class A common shares received upon conversion of New Notes (including the receipt of cash in lieu of a fractional share).

Certain special rules apply in the case of the sale, exchange or redemption of common stock if we are or have been at any time, within the shorter of the five-year period preceding such sale, exchange or redemption and the period the non-U.S. holder held the note, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. However, such rules should not apply because we believe that we are not, and do not anticipate becoming in the future, a “United States real property holding corporation.” Even if we were, or were to become, a United States real property holding corporation, the tax relating to the common stock of a United States real property holding corporation would not apply to a Non-U.S. Holder if, on the date the common stock was acquired by such Non-U.S. Holder, the fair market value of such common stock was equal to 5% or less of the fair market value of the common stock of the United States real property holding corporation, provided that the common stock is regularly traded on an established securities market.

Consequences to Non-Tendering Holders

If you do not tender your Old Notes, you will not recognize any gain or loss and you will have the same adjusted tax basis, holding period and accrued market discount, if any, (as described above) in the Old Notes immediately before the Exchange Offer.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the New Notes or our common stock and the proceeds from a sale or other disposition of the New Notes or our common shares. A U.S. Holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to U.S. backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the New Notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements and schedule of American Greetings Corporation as of February 28, 2005 and February 29, 2004, and for each of the three years in the period ended February 28, 2005, incorporated herein by reference from American Greetings Corporation’s Annual Report (Form 10-K) for the year ended February 28, 2005, have been audited by an independent registered public accounting firm, as set forth in the report filed therein.

Manually signed copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each noteholder or such noteholder’s broker, dealer commercial bank or other nominee to the exchange agent at the address set forth below:

The Exchange Agent for the Exchange Offer is:

Global Bondholder Services Corporation

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:

65 Broadway — Suite 723 New York, NY 10006	(For Eligible Institutions only): (212) 430-3775 Confirmation: (212) 430-3774	65 Broadway — Suite 723 New York, NY 10006

Questions and requests for assistance or for additional copies of this Exchange Offer and the Letter of Transmittal may be directed to the information agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 723

New York, New York 10006 Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866) 795-2200

Request for additional copies of the offering memorandum, or our 2005 Annual Report on Form 10-K and other documents incorporated into this offering memorandum by reference or the Letter of Transmittal may be directed to the information agent or the exchange agent at the respective telephone numbers and addresses listed above.